Filed pursuant to Rule 424(b)(3)
Registration No. 333-149290

COLE CREDIT PROPERTY TRUST III, INC.
SUPPLEMENT NO. 14 DATED JANUARY 29, 2010
TO THE PROSPECTUS DATED APRIL 30, 2009

This document supplements, and should be read in conjunction with, the prospectus of Cole Credit Property Trust III, Inc. dated April 30, 2009. This Supplement No. 14 supersedes and replaces all previous supplements to the prospectus. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe the following:

(1)	the status of the offering of shares of Cole Credit Property Trust III, Inc.;

(2)	change to certain suitability standards;

(3)	clarification of our offering period for our distribution reinvestment plan;

(4)	update to the executive officers and directors;

(5)	change to certain officers and key personnel of our advisor;

(6)	change to the timing for valuations;

(7)	change to federal income tax considerations;

(8)	recent real property investments;

(9)	the placement of debt on certain real property investments;

(10)	potential real property investments;

(11)	selected financial data and portfolio information as of September 30, 2009;

(12)	distributions and share redemptions as of September 30, 2009;

(13)	fees paid to affiliates as of September 30, 2009;

(14)	the incorporation of certain historical information by reference into our prospectus;

(15)	disclosure related to our involvement in an article dated September 1, 2009 published by a magazine for investment advisors, including clarifications and corrections to certain statements included in the article; and

(16)	a modified form of Subscription Agreement and Additional Investment Subscription Agreement.

Status of Our Public Offering

Our initial public offering of 250,000,000 shares of common stock was declared effective on October 1, 2008. Of these shares, we are offering up to 230,000,000 shares in a primary offering and have reserved and are offering up to 20,000,000 shares pursuant to our distribution reinvestment plan. As of January 27, 2010, we had accepted investors’ subscriptions for, and issued, 106,485,115 shares of our common stock in the offering, resulting in gross proceeds of approximately $1.1 billion. As of January 27, 2010, we had approximately 143,514,885 shares of our common stock remaining in our offering.

We will offer shares of our common stock pursuant to the offering until October 1, 2010, unless all shares being offered have been sold, in which case the offering will be terminated. If all of the shares we are offering have not been sold by October 1, 2010, we may extend the offering as permitted under applicable law. In addition, at the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. The offering must be registered in every state in which we offer or sell shares and generally, such registrations are for a period of one year. Therefore, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate the offering at any time prior to the stated termination date.

Change to Certain Suitability Standards

The following information supersedes and replaces in its entirety the third paragraph on page i of the prospectus under the section captioned “Suitability Standards”.

A few states have established suitability requirements in addition to the ones established and described above. Shares will be sold to investors in these states only if they meet the additional suitability standards set forth below:

•	Alabama — Investors must have a liquid net worth of at least ten times their investment in us and similar programs.

•	California — Investors must have either (i) a net worth of at least $250,000, or (ii) a gross annual income of at least $75,000 and a net worth of at least $75,000. In addition, the investment must not exceed ten percent (10%) of the net worth of the investor.

•	Kansas — It is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

•	Kentucky, Michigan, Oregon, Pennsylvania and Tennessee — Investors must have liquid net worth of at least 10 times their investment in us.

•	Ohio and Iowa — Investors may not invest, in the aggregate, more than 10% of their liquid net worth in us and all of our affiliates.

Distribution Reinvestment Plan

The following information supersedes and replaces in its entirety the section of the prospectus captioned “Prospectus Summary — Distribution Reinvestment Plan” on page 15 of the prospectus.

Pursuant to our distribution reinvestment plan, you may have the distributions you receive from us reinvested in additional shares of our common stock. The purchase price per share under our distribution reinvestment plan will be the higher of 95% of the fair market value per share, as determined by our board of directors, and $9.50 per share. No sales commissions or dealer manager fees will be paid with respect to shares sold under our distribution reinvestment plan. If you participate in the distribution reinvestment plan, you will not receive the cash from your distributions, other than special distributions that are designated by our board of directors. As a result, you may have a tax liability with respect to your share of our taxable income, but you will not receive cash distributions to pay such liability. We may terminate the distribution reinvestment plan at our discretion at any time upon ten days prior written notice to you. We have the discretion to extend the offering period for the shares being offered pursuant to this prospectus under our distribution reinvestment plan beyond the termination of this offering until we have sold all of the shares allocated to the plan through the reinvestment of distributions. We may also offer shares pursuant to a new registration statement.

Update to the Executive Officers and Directors

The following paragraphs, which provide information about Christopher H. Cole and D. Kirk McAllaster, Jr., in the “Executive Officers and Directors” section beginning on page 53 of the prospectus are superseded in their entirety as follows:

Christopher H. Cole has served as our chairman, chief executive officer and president since our formation in January 2008. He has served as the chief executive officer and president of CR III Advisor, our advisor, since its formation in January 2008, and previously served as its treasurer from January 2008 until September 2008. Mr. Cole has served as the chairman, chief executive officer and president of CCPT I since its formation in March 2004. Mr. Cole has served as the chief executive officer of CCPT I Advisors since its formation in April 2004, and as its president since October 2007, and previously served as its president from April 2004 until March 2007. Mr. Cole has served as the chairman, chief executive officer and president of CCPT II since its formation in September 2004. Mr. Cole has served as chief executive officer of CCPT II Advisors since its formation in September 2004, and as its president since October 2007, and previously served as its president from September 2004 until March 2007. Mr. Cole has been the sole shareholder, chief executive officer, president and treasurer of Cole Holdings Corporation since its formation in August 2004 and has served as its chairman and secretary since October 2007. Mr. Cole has also been engaged as a general partner in the structuring and management of real estate limited partnerships since February 1979. Mr. Cole has served as the chief executive officer of Cole Capital Advisors, Inc. (Cole Capital Advisors) since December 2002, as its president since October 2007, as its treasurer since its formation in November 2002, and previously served as its president from November 2002 until March 2007 and as its secretary from November 2002 until December 2002. Mr. Cole has served as the chief executive officer and treasurer of Cole Capital Partners since January 2003, as its president since October 2007, and previously served as its president from January 2003 to March 2007. Mr. Cole has served as the chief executive officer of Cole Realty Advisors since December 2002, as its president since October 2007, as its treasurer since formation in November 2002, and previously served as its president from November 2002 until March 2007, and its secretary from November 2002 until December 2002. Mr. Cole has served as the chief executive officer and treasurer of the Cole Growth Opportunity Fund I GP, LLC since its formation in March 2007. Mr. Cole served as the executive vice president and treasurer of Cole Capital Corporation from December 2002 until January 2008. Mr. Cole has been the sole director of Cole Capital Corporation since December 2002.

D. Kirk McAllaster, Jr. has served as our executive vice president, chief financial officer, secretary and treasurer since our formation in January 2008. He has served as executive vice president and chief financial officer of CR III Advisors since its formation in January 2008. Mr. McAllaster has served as executive vice president and chief financial officer of CCPT I and CCPT II since October 2007, and has been a member of the board of directors of CCPT I since May 2008. He has served as executive vice president and chief financial officer of CCPT I Advisors and CCPT II Advisors since March 2007, and previously served as vice president, finance for each of CCPT I Advisors and CCPT II Advisors from December 2005 until March 2007. Mr. McAllaster has served as executive vice president, chief financial officer and treasurer of Cole Realty Advisors since September 2009, and previously served as executive vice president and chief financial officer from March 2007 until September 2009. Mr. McAllaster has served as executive vice president and chief financial officer of Cole Capital Partners and Cole Capital Advisors since March 2007 and previously served as vice president, finance for each of Cole Capital Partners and Cole Capital Advisors from December 2005 until March 2007. Prior to joining Cole in May 2003, Mr. McAllaster worked for six years with Deloitte & Touche LLP, most recently as audit senior manager. He has over 19 years of accounting and finance experience in public accounting and private industry. Mr. McAllaster received a B.S. degree from California State Polytechnic University — Pomona with a major in Accounting. He is a Certified Public Accountant licensed in the states of Arizona and Tennessee and is a member of the American Institute of CPAs and the Arizona Society of CPAs.

Change to Certain Officers and Key Personnel of our Advisor

The following information supersedes and replaces in its entirety the section of the prospectus captioned “Management — The Advisor” beginning on page 57 of the prospectus.

Our advisor is CR III Advisors. Our executive officers and the chairman of our board of directors also are officers, key personnel and/or members of CR III Advisors. CR III Advisors has contractual and fiduciary responsibility to us and our stockholders pursuant to the advisory agreement. CR III Advisors is wholly-owned by Christopher H. Cole.

The officers and key personnel of our advisor or certain affiliates are as follows:

Name	Age*	Position(s)

Christopher H. Cole	57	Chief Executive Officer and President
D. Kirk McAllaster, Jr.	43	Executive Vice President and Chief Financial Officer
Marc T. Nemer	37	President, Capital Markets Group
Thomas W. Roberts	51	President, Real Estate Group
John M. Pons	46	Executive Vice President, Secretary and General Counsel
Kim S. Kundrak	53	Senior Vice President and Chief Acquisitions Officer

*	As of January 27, 2009.

The backgrounds of Messrs. Cole and McAllaster are described in the “Management — Executive Officers and Directors” section of this prospectus. Below is a brief description of the other officers and key employees of CR III Advisors.

Marc T. Nemer has served as president, secretary and treasurer of Cole Capital Corporation since January 2008. He has served as executive vice president and managing director of capital markets of our advisor since September 2008, and as its executive vice president, securities and regulatory affairs from its formation in January 2008 until September 2008. Mr. Nemer has served as executive vice president and managing director of capital markets of Cole Capital Advisors since March 2008, as its executive vice president, securities and regulatory affairs from October 2007 until March 2008, as its vice president, legal services and compliance from March 2007 until October 2007 and as its legal counsel from February 2006 to March 2007. He has served as executive vice president and managing director of capital markets of Cole Capital Partners since March 2008, as its executive vice president, securities and regulatory affairs from October 2007 until March 2008 and as its vice president, legal services and compliance from March 2007 until October 2007. Mr. Nemer has served as executive vice president and managing director of capital markets for CCPT I Advisors and CCPT II Advisors since March 2008, and previously served for each as executive vice president, securities and regulatory affairs from October 2007 until March 2008. Mr. Nemer has served as executive vice president and managing director of capital markets for Cole Realty Advisors since March 2008, as its executive vice president, securities and regulatory affairs from October 2007 until March 2008, and as its vice president, legal services and compliance from March 2007 until October 2007. Prior to joining Cole, Mr. Nemer was an attorney with the international law firm Latham & Watkins LLP, where he specialized in securities offerings (public and private), corporate governance, and mergers and acquisitions from July 2000 until February 2006. Prior to that, Mr. Nemer worked at the international law firm Skadden, Arps, Slate, Meagher & Flom LLP, where he worked as an attorney in a similar capacity from August 1998 until July 2000. Mr. Nemer earned a J.D. from Harvard Law School in 1998 and a B.A. from the University of Michigan in 1995.

Thomas W. Roberts has served as president of Cole Realty Advisors since September 2009. He has served as executive vice president and managing director of real estate of our advisor since September 2009. Mr. Roberts has also served as executive vice president and managing director of real estate of Cole Capital Advisors, Cole Capital Partners, CCPT I Advisors and CCPT II Advisors since September 2009. Prior to joining Cole, Mr. Roberts served as president and chief executive officer of Opus West Corporation from March 1993 until May 2009. Mr. Roberts also worked as vice president, real estate development for the Koll Company from 1986 until 1990. Mr. Roberts received a B.S. from Arizona State University. Mr. Roberts has been active in many professional and community organizations including the Greater Phoenix Economic Council, International Council of Shopping Centers, National Association of Industrial and Office Properties, Young Presidents Organization, Urban Land Institute, Phoenix Boys and Girls Club, and Xavier College Preparatory Board of Trustees.

John M. Pons has served as executive vice president, general counsel and secretary of our advisor since its formation in January 2008, and previously served as its chief operating officer from January 2008 until May 2008. Mr. Pons has served as secretary of CCPT II since its formation in September 2004. He served as a member of CCPT II’s board of directors from September 2004 until November 2004. Mr. Pons has served as executive vice president, general counsel and secretary of CCPT II Advisors since September 2008, and previously served as its executive vice president, chief administrative officer, general counsel and secretary from October 2007 until September 2008, as its executive vice president, chief operating officer, general counsel and secretary from March 2007 until October 2007, as its senior vice president and general counsel from December 2005 until March 2007, as its senior vice president and counsel from August 2005 until December 2005 and as its vice president, counsel and secretary from September 2004 until August 2005. Mr. Pons also has served as secretary for CCPT I and has been a member of its board of directors since its formation in March 2004. He has served as executive vice president, general counsel and secretary of CCPT I Advisors since September 2008, and previously served as its executive vice president, chief administrative officer, general counsel and secretary from October 2007 until September 2008, as its executive vice president, chief operating officer, general counsel and secretary from March 2007 until October 2007, as its senior vice president and general counsel from December 2005 until March 2007, as its senior vice president and counsel from August 2005 until December 2005 and as its vice president, counsel and secretary from March 2004 until August 2005. Mr. Pons has served as executive vice president, general counsel and secretary of Cole Realty Advisors since September 2008, and previously served as its executive vice president, chief administrative officer, general counsel and secretary from October 2007 until September 2008, as its executive vice president, chief operating officer and general counsel from March 2007 until October 2007, and as its senior vice president from January 2006 until March 2007. He has served as executive vice president, general counsel and secretary of Cole Capital Advisors and Cole Capital Partners since September 2008, and previously served for each as its executive vice president, chief administrative officer, general counsel and secretary from October 2007 until September 2008, as its executive vice president, chief operating officer and general counsel from March 2007 until October 2007, as its senior vice president and general counsel from December 2005 until March 2007, as its senior vice president and counsel from August 2005 until December 2005, and as its vice president and counsel from September 2003 until August 2005. Prior to joining Cole in September 2003, Mr. Pons was an Associate General Counsel and Assistant Secretary with GE Capital Franchise Finance Corporation since December 2001. He was in private practice thereto. Before attending law school, Mr. Pons was a Captain in the United States Air Force where he served from 1988 until 1992. Mr. Pons received a B.S. degree in Mathematics from Colorado State University and a M.S. degree in Administration from Central Michigan University before earning his J.D. (Order of St. Ives) in 1995 at the University of Denver.

Kim S. Kundrak has served as senior vice president and chief acquisitions officer of CCPT I Advisors, CCPT II Advisors, CR III Advisors, Cole Capital Advisors, Cole Realty Advisors and Cole Capital Partners since September 2009. Prior to joining Cole, he worked for Realty Income Corporation, a publicly traded real estate investment trust from July 1996 until November 2008, serving as senior vice president, portfolio acquisitions from January 2000 until November 2008 and as vice president, portfolio acquisitions from July 1996 until December 1999. Prior to joining Realty Income, Mr. Kundrak worked at Burnham Pacific Properties, Inc. from April 1987 until October 1995. During his tenure at Burnham Pacific Properties, he held various positions, including senior vice president, chief financial officer and vice president, asset management. Mr. Kundrak also served as a real estate manager at John Burnham and Company, a real estate services firm from December 1985 until March 1987, as well as general manager at The Hahn Company, one of the nation’s premiere regional shopping center developers, from July 1982 until December 1985. Mr. Kundrak received a B.A. from Point Loma Nazarene University in San Diego, CA in 1979. He holds the professional designations of Certified Shopping Center Manager (CSM) from the International Council of Shopping Centers and Certified Property Manager (CPM) from the Institute of Real Estate Management.

In addition to the officers and key personnel listed above, CR III Advisors employs personnel who have extensive experience in selecting and managing commercial properties similar to the properties sought to be acquired by us. As of the date of this prospectus our advisor is the sole limited partner of CCPT III OP.

Change to the Timing for Valuations

The following information supersedes and replaces in its entirety the second paragraph on page 122 of the prospectus under the section captioned “Investment by Tax-Exempt Entities and ERISA Considerations — Annual or More Frequent Valuation Requirements” and similar disclosures elsewhere in the prospectus.

Unless and until our shares are listed on a national securities exchange, we do not expect that a public market for our shares will develop. To assist fiduciaries of Plans subject to the annual reporting requirements of ERISA and IRA trustees or custodians to prepare reports relating to an investment in our shares, we intend to provide reports of our quarterly and annual determinations of the current estimated share value to those fiduciaries (including IRA trustees and custodians) who identify themselves to us and request the reports. Until eighteen months after the termination of this offering or the termination of any subsequent offering of our shares, we intend to use the offering price of shares in our most recent offering as the per share value (unless we have made a special distribution to stockholders of net sales proceeds from the sale of one or more properties prior to the date of determination of the per share value, in which case we will use the offering price less the per share amount of the special distribution). Beginning eighteen months after the conclusion of this offering, and any subsequent offering, of our shares, our board of directors will determine the value of our properties and other assets based on such information as our board determines appropriate, which may include independent valuations of our properties or of our enterprise as a whole.

Change to Federal Income Tax Considerations

The following information supersedes and replaces in its entirety the section of the prospectus captioned “Summary of Distribution Reinvestment Plan — Federal Income Tax Considerations” on page 140 of the prospectus.

Taxable participants will incur tax liability for income allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions reinvested under our distribution reinvestment plan. In addition, to the extent you purchase shares through our distribution reinvestment plan at a discount to their fair market value, you may be treated for tax purposes as receiving an additional distribution equal to the amount of the discount. At least until our offering stage is complete, we expect that (i) we will sell shares under the distribution reinvestment plan at $9.50 per share, and (ii) no secondary trading market for our shares will develop. Therefore, if the fair market value of one share is greater than $9.50 at the time of the reinvestment, participants in our distribution reinvestment plan may be treated as having received a distribution in excess of the $9.50 reinvested by them under our distribution reinvestment plan. You may be taxed on the amount of such distribution as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the dividend as a capital gains dividend.

Recent Real Property Investments

The following information supplements, and should be read in conjunction with, the section captioned “Prospectus Summary — Description of Real Estate Investments” beginning on page 8 of the prospectus:

Description of Real Estate Investments

As of January 27, 2010, we owned 136 properties located in 34 states, comprising approximately 3.4 million gross rentable square feet of commercial space and approximately 6.3 million square feet of land subject to ground leases. Properties acquired between April 30, 2009 and January 27, 2010 are listed below.

			Rentable
Property Description	Type	Tenant	Square Feet		Purchase Price(1)

Aaron Rents Portfolio II – Various(2)	Specialty Retail	Aaron’s, Inc.	65,375		$8,629,000
Walgreens – Dunkirk, NY	Drugstore	Walgreen Eastern Co., Inc.	13,650		3,860,756
Aaron Rents Portfolio III – Various(3)	Specialty Retail	Aaron’s, Inc.	103,041		10,930,000
Academy Sports – Laredo, TX	Sporting Goods	Academy Ltd.	86,000		8,900,000
Academy Sports – Bossier City, LA	Sporting Goods	Academy Louisiana Co., LLC	89,929		8,500,000
Academy Sports – Fort Worth, TX	Sporting Goods	Academy Ltd.	83,741		7,600,000
Academy Sports – Montgomery, AL	Sporting Goods	Academy Ltd.	76,786		9,400,000
Aaron Rents Portfolio IV – Various(4)	Specialty Retail	Aaron’s, Inc.	72,949		10,627,035
Cracker Barrel Portfolio – Various(5)	Restaurant	CBOCS, Inc. / CBOCS Texas, LLC	151,493		45,182,668
Kohl’s – Tavares, FL	Department Store	Kohl’s Department Stores, Inc.	—	(6)	8,467,000
L.A. Fitness – Carmel, IN	Fitness	L.A. Fitness International, LLC	45,000		8,113,636
HH Gregg – North Charleston, SC	Specialty Retail	Gregg Appliances, Inc.	30,167		5,593,000
Walgreens – Edmond, OK	Drugstore	Walgreen Co.	13,905		4,093,000
Walgreens – Stillwater, OK	Drugstore	Walgreen Co.	15,120		3,952,000
Kohl’s – Port Orange, FL	Department Store	Kohl’s Department Stores, Inc.	—	(6)	9,758,000
Walgreens – Denton, TX	Drugstore	Walgreen Co.	14,820		4,450,000
Tractor Supply – Del Rio, TX	Specialty Retail	Tractor Supply Co. of Texas, LP	19,097		2,380,000
Tractor Supply – Edinburg, TX	Specialty Retail	Tractor Supply Co. of Texas, LP	18,800		3,091,000
Tractor Supply – Roswell, NM	Specialty Retail	Tractor Supply Company	19,097		2,676,000
Kohl’s – Monrovia, CA	Department Store	Kohl’s Department Stores, Inc.	76,804		12,893,000
Kohl’s – Rancho Cordova, CA	Department Store	Kohl’s Department Stores, Inc.	76,158		7,283,000
Harris Teeter – Durham, NC	Grocery	Harris Teeter, Inc.	—	(6)	3,245,000
CVS – Southaven, MS	Drugstore	Mississippi CVS Pharmacy, LLC	13,225		5,308,659
CVS Portfolio I – Various(7)	Drugstore	CVS Pharmacy, Inc. /Nevada	105,529		40,973,631
		CVS Pharmacy, LLC / Virginia
		CVS Pharmacy, LLC / Highland
		Park CVS, LLC / Missouri CVS
		Pharmacy, LLC / Hook-SupeRx, LLC
CVS Portfolio II – Various(8)	Drugstore	Missouri CVS Pharmacy, LLC /	52,250		16,478,000
		CVS Pharmacy, Inc. / Revco
		Discount Drug Centers, Inc.
Best Buy – Coral Springs, FL	Consumer Electronics	Best Buy Stores, LP	52,550		6,349,351
Best Buy – Lakewood, CO	Consumer Electronics	Best Buy Stores, LP	45,976		8,263,815
Best Buy – Bourbonnais, IL	Consumer Electronics	Best Buy Stores, LP	46,996		6,033,680

			Rentable
Property Description	Type	Tenant	Square Feet		Purchase Price(1)

Walgreens – Nampa, ID	Drugstore	Walgreen Co.	14,490		$4,375,000
Walgreens – Grand Junction, CO	Drugstore	Walgreen Co.	14,490		4,400,000
Walgreens – St. George, UT	Drugstore	Walgreen Co.	14,490		6,400,000
Walgreens – McPherson, KS	Drugstore	Walgreen Co.	13,650		4,012,000
Walgreens – Houston, TX	Drugstore	Walgreen Co.	13,650		5,832,258
Walgreens – Spearfish, SD	Drugstore	Walgreen Co.	14,820		4,875,000
Walgreens – Papillion, NE	Drugstore	Walgreen Co.	14,820		4,135,000
Walgreens – Chickasha, OK	Drugstore	Walgreen Co.	14,820		4,037,000
Tractor Supply – Irmo, SC	Specialty Retail	Tractor Supply Company	19,097		2,500,000
Walgreens – Warner Robins, GA	Drugstore	Walgreen Co.	14,820		4,000,000
Home Depot – Tucson, AZ	Home Improvement	Home Depot U.S.A., Inc.	—	(6)	11,340,000
Home Depot – Winchester, VA	Home Improvement	Home Depot U.S.A., Inc.	465,600		28,600,000
Walgreens – Goose Creek, SC	Drugstore	Walgreen Co.	14,820		5,150,000
L.A. Fitness – Glendale, AZ	Fitness	L.A. Fitness International, LLC	38,000		6,400,000
		Staples the Office Superstore
Staples – Iowa City, IA	Office Supply	East, Inc.	18,049		4,180,000
University Plaza – Flagstaff, AZ	Shopping Center	Various	163,620		17,165,000
Walgreens – South Bend, IN	Drugstore	Walgreen Co.	14,550		4,937,500
		L.A. Fitness International
LA Fitness – Spring, TX	Fitness	Texas, LP	45,000		7,362,500
Lowe’s – Kansas City, MO	Home Improvement	Lowe’s Home Centers, Inc.	—	(6)	7,937,500
Publix – Birmingham, AL	Grocery	Publix Alabama, LLC	44,271		6,100,000
Kohl’s – Columbia, SC	Department Store	Kohl’s Department Stores, Inc.	89,706		11,900,000
Advance Auto – Lubbock, TX	Automotive Parts	Advance Stores Company, Inc.	6,000		1,219,899
Advance Auto – Huntsville, TX	Automotive Parts	Advance Stores Company, Inc.	6,000		1,305,101
Advance Auto – Houston (Aldine), TX	Automotive Parts	Advance Stores Company, Inc.	7,000		1,371,429
Advance Auto – Humble, TX	Automotive Parts	Advance Stores Company, Inc.	7,000		1,495,909
Advance Auto – Webster, TX	Automotive Parts	Advance Stores Company, Inc.	7,000		1,500,629
Advance Auto – Houston (Imperial), TX	Automotive Parts	Advance Stores Company, Inc.	8,000		1,228,994
Advance Auto – Houston (Wallisville), TX	Automotive Parts	Advance Stores Company, Inc.	7,000		1,509,874
Advance Auto – Deer Park, TX	Automotive Parts	Advance Stores Company, Inc.	6,000		1,473,314
Advance Auto – Kingwood, TX	Automotive Parts	Advance Stores Company, Inc.	6,000		1,480,206
Walgreens – Machesney Park, IL	Drugstore	Walgreen Co.	14,490		4,173,000
Tractor Supply – Sicklerville, NJ	Specialty Retail	Tractor Supply Company	22,670		5,350,000
Walgreens – Janesville, WI	Drugstore	Walgreen Co.	14,490		5,897,000
Mueller Regional Retail District – Austin, TX	Shopping Center	Various	341,736	(9)	67,250,000
Walgreens – South Bend (Ironwood), IN	Drugstore	Walgreen Co.	14,820		5,937,500
Walgreens – Brooklyn Park, MD	Drugstore	Walgreen Co.	14,560		4,829,000
FedEx – Effingham, IL	Distribution	Fed Ex Freight East, Inc.	101,240		14,150,000
CVS – Meridianville, AL	Drugstore	Alabama CVS Pharmacy, LLC	13,225		3,967,000
Walgreens – South Elgin, IL	Drugstore	Walgreen Co.	14,490		4,437,500
Walgreens – St. Charles, IL	Drugstore	Walgreen Co.	14,490		4,062,500
Town & Country – Andrews, TX	Convenience Store	Stripes LLC	4,656		2,366,265
Stripes – Pharr, TX	Convenience Store	Stripes LLC	8,528		2,476,374
Stripes – Rio Hondo, TX	Convenience Store	Stripes LLC	6,350		2,567,703
Stripes – La Feria, TX	Convenience Store	Stripes LLC	4,950		1,917,210
Kum & Go – Rogers, AR	Convenience Store	Kum & Go, LC	3,391		2,100,000
Kum & Go – Lowell, AR	Convenience Store	Kum & Go, LC	4,692		2,089,412
Kum & Go – Bentonville, AR	Convenience Store	Kum & Go, LC	3,392		1,847,059
Walgreens – Twin Falls, ID	Drugstore	Walgreen Co.	14,820		4,830,000
Walgreens – Loves Park, IL	Drugstore	Walgreen Co.	14,490		3,940,000
Walgreens – Framingham, MA	Drugstore	Walgreen Eastern Co., Inc.	14,820		5,963,000

			3,137,521		$591,405,867

(1)	Purchase price does not include acquisition costs.

(2)	The Aaron Rents Portfolio II consists of eight single-tenant retail properties located in Alabama, Indiana, Louisiana, Oklahoma, Pennsylvania and Texas, which were purchased under a sale-lease back agreement and the properties are subject to a master lease agreement.

(3)	The Aaron Rents Portfolio III consists of eight single-tenant retail properties located in Georgia, Louisiana, Michigan, South Carolina, Tennessee and Texas, which were purchased under a sale-lease back agreement and the properties are subject to a master lease agreement.

(4)	The Aaron Rents Portfolio IV consists of eight single-tenant retail properties located in Arkansas, Florida, Michigan, Texas and Virginia, which were purchased under a sale-lease back agreement and the properties are subject to a master lease agreement. One property, Aaron Rents — Texas City, TX, was purchased on August 31, 2009, subsequent to the initial portfolio.

(5)	The Cracker Barrel Portfolio consists of 15 single-tenant commercial properties located in Georgia, North Carolina, South Carolina, Texas and Virginia, which were purchased under a sale-lease back agreement and the properties are subject to individual lease agreements with identical terms. One property, Cracker Barrel — Columbus, GA, was purchased on July 15, 2009, subsequent to the initial portfolio.

(6)	Subject to a ground lease.

(7)	The CVS Portfolio I consists of eight single-tenant retail properties located in Illinois, Indiana, Missouri, Nevada, Texas and Virginia, which were purchased under a sale-lease back agreement, and which are subject to individual lease agreements with identical terms.

(8)	The CVS Portfolio II consists of four single-tenant retail properties located in Missouri, North Carolina and Texas, which are subject to individual lease agreements with identical terms. One property, CVS — Lee’s Summit, MO, was purchased on September 29, 2009, subsequent to the initial portfolio.

(9)	Excludes square feet subject to two ground leases.

The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 94 of the prospectus:

Real Property Investments

We engage in the acquisition and ownership of commercial properties throughout the United States. We invest primarily in retail and other income-producing commercial properties located throughout the United States.

As of January 27, 2010, we, through separate wholly-owned limited liability companies and limited partnerships, owned a 100% fee simple interest in 136 properties located in 34 states, consisting of approximately 3.4 million gross rentable square feet of commercial space and approximately 6.3 million square feet of land subject to ground leases. The properties generally were acquired through the use of proceeds from our ongoing public offering of our common stock and mortgage notes payable.

The following table summarizes properties acquired between April 30, 2009 and January 27, 2010 in order of acquisition date:

				Fees Paid to	Initial Yield	Physical
Property Description	Date Acquired	Year Built	Purchase Price(1)	Sponsor(2)	(3)	Occupancy

Aaron Rents Portfolio II – Various(4)	May 29, 2009	Various	$8,629,000	$172,580	8.32%	100%
Walgreens – Dunkirk, NY	May 29, 2009	2008	3,860,756	77,215	7.90%	100%
Aaron Rents Portfolio III – Various(5)	June 18, 2009	Various	10,930,000	218,600	8.32%	100%
Academy Sports – Laredo, TX	June 19, 2009	2008	8,900,000	178,000	8.55%	100%
Academy Sports – Bossier City, LA	June 19, 2009	2008	8,500,000	170,000	8.55%	100%
Academy Sports – Fort Worth, TX	June 19, 2009	2009	7,600,000	152,000	8.55%	100%
Academy Sports – Montgomery, AL	June 19, 2009	2009	9,400,000	188,000	8.55%	100%
Aaron Rents Portfolio IV – Various(6)	June 30, 2009	Various	10,627,035	212,541	8.32%	100%
Cracker Barrel Portfolio – Various(7)	June 30, 2009	Various	45,182,668	903,656	9.50%	100%
Kohl’s – Tavares, FL	June 30, 2009	N/A(8)	8,467,000	169,340	7.67%	100%
L.A. Fitness – Carmel, IN	June 30, 2009	2008	8,113,636	162,273	9.90%	100%
HH Gregg – North Charleston, SC	July 2, 2009	2008	5,593,000	111,860	8.85%	100%
Walgreens – Edmond, OK	July 7, 2009	2000	4,093,000	81,860	8.70%	100%
Walgreens – Stillwater, OK	July 21, 2009	2000	3,952,000	79,040	8.70%	100%
Kohl’s – Port Orange, FL	July 23, 2009	N/A(8)	9,758,000	195,160	7.67%	100%
Walgreens – Denton, TX	July 24, 2009	2009	4,450,000	89,000	7.87%	100%
Tractor Supply – Del Rio, TX	July 27, 2009	2009	2,380,000	47,600	8.49%	100%
Tractor Supply – Edinburg, TX	July 27, 2009	2009	3,091,000	61,820	8.54%	100%
Tractor Supply – Roswell, NM	July 27, 2009	2009	2,676,000	53,520	8.31%	100%
Kohl’s – Monrovia, CA	July 30, 2009	1982	12,893,000	257,860	8.25%	100%
Kohl’s – Rancho Cordova, CA	July 30, 2009	1982	7,283,000	145,660	8.25%	100%
Harris Teeter – Durham, NC	July 31, 2009	N/A(8)	3,245,000	64,900	8.63%	100%
CVS – Southaven, MS	July 31, 2009	2009	5,308,659	106,173	8.50%	100%
CVS Portfolio I – Various(9)	August 13, 2009	Various	40,973,631	819,473	8.40%	100%
CVS Portfolio II—Various(10)	August 14, 2009	Various	16,478,000	329,560	8.50%	100%

				Fees Paid to	Initial Yield	Physical
Property Description	Date Acquired	Year Built	Purchase Price(1)	Sponsor(2)	(3)	Occupancy

Best Buy – Coral Springs, FL	August 31, 2009	2007	$6,349,351	$124,789	7.62%	100%
Best Buy – Lakewood, CO	August 31, 2009	1990	8,263,815	165,279	7.75%	100%
Best Buy – Bourbonnais, IL	August 31, 2009	2006	6,033,680	120,673	7.75%	100%
Walgreens – Nampa, ID	September 18, 2009	2009	4,375,000	87,500	8.00%	100%
Walgreens – Grand Junction, CO	September 30, 2009	2009	4,400,000	88,000	7.91%	100%
Walgreens – St. George, UT	September 30, 2009	2008	6,400,000	128,000	7.75%	100%
Walgreens – McPherson, KS	September 30, 2009	2009	4,012,000	80,240	8.10%	100%
Walgreens – Houston, TX	September 30, 2009	2009	5,832,258	116,645	7.75%	100%
Walgreens – Spearfish, SD	October 6, 2009	2008	4,875,000	97,500	8.10%	100%
Walgreens – Papillion, NE	October 6, 2009	2009	4,135,000	82,700	7.80%	100%
Walgreens – Chickasha, OK	October 14, 2009	2007	4,037,000	80,740	8.10%	100%
Tractor Supply – Irmo, SC	October 15, 2009	2009	2,500,000	50,000	8.24%	100%
Walgreens – Warner Robins, GA	October 20, 2009	2007	4,000,000	80,000	8.00%	100%
Home Depot – Tucson, AZ	October 21, 2009	N/A(8)	11,340,000	226,800	7.94%	100%
Home Depot – Winchester, VA	October 21, 2009	2008	28,600,000	572,000	7.70%	100%
Walgreens – Goose Creek, SC	October 29, 2009	2009	5,150,000	103,000	7.88%	100%
L.A. Fitness – Glendale, AZ	October 30, 2009	2005	6,400,000	128,000	10.06%	100%
Staples – Iowa City, IA	November 13, 2009	2009	4,180,000	83,600	9.00%	100%
University Plaza – Flagstaff, AZ	November 17, 2009	1982	17,165,000	343,300	10.02%	99%
Walgreens – South Bend, IN	November 18, 2009	2007	4,937,500	98,750	8.00%	100%
LA Fitness – Spring, TX	November 20, 2009	2006	7,362,500	147,250	10.08%	100%
Lowe’s – Kansas City, MO	November 20, 2009	N/A(8)	7,937,500	158,750	8.00%	100%
Publix – Birmingham, AL	December 1, 2009	2004	6,100,000	122,000	8.89%	100%
Kohl’s – Columbia, SC	December 7, 2009	2007	11,900,000	238,000	8.22%	100%
Advance Auto – Lubbock, TX	December 16, 2009	2008	1,219,899	24,398	8.78%	100%
Advance Auto – Huntsville, TX	December 16, 2009	2008	1,305,101	26,102	8.78%	100%
Advance Auto – Houston (Aldine), TX	December 16, 2009	2006	1,371,429	27,429	8.75%	100%
Advance Auto – Humble, TX	December 16, 2009	2008	1,495,909	29,918	8.75%	100%
Advance Auto – Webster, TX	December 16, 2009	2008	1,500,629	30,013	8.75%	100%
Advance Auto – Houston (Imperial), TX	December 16, 2009	2008	1,228,994	24,580	8.75%	100%
Advance Auto – Houston (Wallisville), TX	December 16, 2009	2008	1,509,874	30,197	8.75%	100%
Advance Auto – Deer Park, TX	December 16, 2009	2008	1,473,314	29,466	8.75%	100%
Advance Auto – Kingwood, TX	December 16, 2009	2009	1,480,206	29,604	8.75%	100%
Walgreens – Machesney Park, IL	December 16, 2009	2008	4,173,000	83,460	8.05%	100%
Tractor Supply – Sicklerville, NJ	December 17, 2009	2009	5,350,000	107,000	8.36%	100%
Walgreens – Janesville, WI	December 18, 2009	2008	5,897,000	117,940	8.05%	100%
Mueller Regional Retail District – Austin, TX	December 18, 2009	2006-2008	67,250,000	1,345,000	8.37%	98%
Walgreens – South Bend (Ironwood), IN	December 21, 2009	2006	5,937,500	118,750	8.00%	100%
Walgreens – Brooklyn Park, MD	December 23, 2009	2008	4,829,000	96,580	8.08%	100%
FedEx – Effingham, IL	December 29, 2009	2008	14,150,000	283,000	8.33%	100%
CVS – Meridianville, AL	December 30, 2009	2008	3,967,000	79,340	8.50%	100%
Walgreens – South Elgin, IL	December 30, 2009	2002	4,437,500	88,750	8.00%	100%
Walgreens – St. Charles, IL	December 30, 2009	2002	4,062,500	81,250	8.00%	100%
Town & Country – Andrews, TX	December 30, 2009	2008	2,366,265	47,325	9.25%	100%
Stripes – Pharr, TX	December 30, 2009	1997	2,476,374	49,527	9.25%	100%
Stripes – Rio Hondo, TX	December 30, 2009	2007	2,567,703	51,354	9.25%	100%
Stripes – La Feria, TX	December 30, 2009	2008	1,917,210	38,344	9.25%	100%
Kum & Go – Rogers, AR	December 31, 2009	2008	2,100,000	42,000	8.50%	100%
Kum & Go – Lowell, AR	December 31, 2009	2009	2,089,412	41,788	8.50%	100%
Kum & Go – Bentonville, AR	December 31, 2009	2009	1,847,059	36,941	8.50%	100%
Walgreens – Twin Falls, ID	January 14, 2010	2009	4,830,000	96,600	8.00%	100%
Walgreens – Loves Park, IL	January 19, 2010	2008	3,940,000	78,800	8.05%	100%
Walgreens – Framingham, MA	January 19, 2010	2007	5,963,000	119,260	8.05%	100%

			$591,405,867	$11,825,923

(1)	Purchase price does not include acquisition costs.

(2)	Fees paid to sponsor include payments made to an affiliate of our advisor for acquisition fees in connection with the property acquisition and payments to our advisor for financing coordination fees for services performed in connection with the origination or assumption of debt financing obtained to acquire the respective property, where applicable. For more detailed information on fees paid to our advisor or its affiliates, see the section captioned “Management Compensation” beginning on page 64 of the prospectus.

(3)	Initial yield is calculated as the current annual rental income for the in-place leases at the respective property divided by the property purchase price, exclusive of acquisition costs and fees paid to our advisor or its affiliates.

(4)	The Aaron Rents Portfolio II consists of eight single-tenant retail properties located in Alabama, Indiana, Louisiana, Oklahoma, Pennsylvania and Texas, which were purchased under a sale-lease back agreement and the properties are subject to a master lease agreement.

(5)	The Aaron Rents Portfolio III consists of eight single-tenant retail properties located in Georgia, Louisiana, Michigan, South Carolina, Tennessee and Texas, which were purchased under a sale-lease back agreement and the properties are subject to a master lease agreement.

(6)	The Aaron Rents Portfolio IV consists of eight single-tenant retail properties located in Arkansas, Florida, Michigan, Texas and Virginia, which were purchased under a sale-lease back agreement and the properties are subject to a master lease agreement. One property, Aaron Rents — Texas City, TX, was purchased on August 31, 2009, subsequent to the initial portfolio.

(7)	The Cracker Barrel Portfolio consists of 15 single-tenant commercial properties located in Georgia, North Carolina, South Carolina, Texas and Virginia, which were purchased under a sale-lease back agreement and the properties are subject to individual lease agreements with identical terms. One property, Cracker Barrel — Columbus, GA, was purchased on July 15, 2009, subsequent to the initial portfolio.

(8)	Subject to a ground lease and therefore year built is not applicable.

(9)	The CVS Portfolio I consists of eight single-tenant retail properties located in Illinois, Indiana, Missouri, Nevada, Texas and Virginia, which were purchased under a sale-lease back agreement, and which are subject to individual lease agreements with identical terms.

(10)	The CVS Portfolio II consists of four single-tenant retail properties located in Missouri, North Carolina and Texas, which are subject to individual lease agreements with identical terms. One property, CVS — Lee’s Summit, MO, was purchased on September 29, 2009, subsequent to the initial portfolio.

The following table sets forth the principal provisions of the lease term for the major tenants at the properties listed above:

				% of
			Total	Total		Current	Base Rent
	Number		Square	Square		Annual	per
	of		Feet	Feet	Renewal	Base	Square
Property	Tenants	Major Tenants *	Leased	Leased	Options**	Rent	Foot	Lease Term***

Aaron Rents Portfolio II – Various(1)	1	Aaron’s, Inc.	65,375	100%	4/5 yr.	$717,933	$10.98	5/29/2009	6/30/2024
Walgreens – Dunkirk, NY	1	Walgreen Eastern Co., Inc.	13,650	100%	10/5 yr.	305,000	22.34	5/29/2009	7/31/2033
Aaron Rents Portfolio III – Various(2)	1	Aaron’s, Inc.	103,041	100%	4/5 yr.	909,377	8.83	6/18/2009	6/30/2024
Academy Sports – Laredo, TX	1	Academy Ltd.	86,000	100%	4/5 yr.	760,950	8.85	6/19/2009	6/30/2029
Academy Sports – Bossier City, LA	1	Academy Louisiana Co., LLC	89,929	100%	4/5 yr.	726,750	8.08	6/19/2009	6/30/2029
Academy Sports – Fort Worth, TX	1	Academy Ltd.	83,741	100%	4/5 yr.	649,800	7.76	6/19/2009	6/30/2029
Academy Sports – Montgomery, AL	1	Academy Ltd.	76,786	100%	4/5 yr.	803,700	10.47	6/19/2009	6/30/2029
Aaron Rents Portfolio IV – Various(3)	1	Aaron’s, Inc.	72,949	100%	4/5 yr.	884,170	12.12	6/30/2009	6/30/2024
Cracker Barrel Portfolio – Various(4)	1	CBOCS, Inc./CBOCS Texas, LLC	151,493	100%	4/5 yr.	4,292,353	28.33	6/30/2009	7/31/2029
Kohl’s – Tavares, FL	1	Kohl’s Department Stores, Inc.	— (5)	100%	8/5 yr.	649,000	1.19	6/30/2009	1/31/2029
L.A. Fitness – Carmel, IN	1	L.A. Fitness International, LLC	45,000	100%	3/5 yr.	803,250 (6)	17.85	6/30/2009	5/31/2024
HH Gregg – North Charleston, SC	1	Gregg Appliances, Inc.	30,167	100%	4/5 yr.	495,000	16.41	7/2/2009	10/31/2023
Walgreens – Edmond, OK	1	Walgreen Co.	13,905	100%	8/5 yr.	356,000	25.60	7/7/2009	11/30/2019
Walgreens – Stillwater, OK	1	Walgreen Co.	15,120	100%	8/5 yr.	343,750	22.73	7/21/2009	7/31/2021
Kohl’s – Port Orange, FL	1	Kohl’s Department Stores, Inc.	— (5)	100%	8/5 yr.	748,000	1.54	7/23/2009	1/31/2029
Walgreens – Denton, TX	1	Walgreen Co.	14,820	100%	10/5 yr.	350,000	23.62	7/24/2009	2/28/2033
Tractor Supply – Del Rio, TX	1	Tractor Supply Co. of Texas, LP	19,097	100%	4/5 yr.	202,000 (7)	10.58	7/27/2009	7/3/2024
Tractor Supply – Edinburg, TX	1	Tractor Supply Co. of Texas, LP	18,800	100%	4/5 yr.	264,000 (8)	14.04	7/27/2009	4/18/2024

				% of
			Total	Total		Current		Base Rent
	Number		Square	Square		Annual		per
	of		Feet	Feet	Renewal	Base		Square
Property	Tenants	Major Tenants *	Leased	Leased	Options**	Rent		Foot	Lease Term***

Tractor Supply – Roswell, NM	1	Tractor Supply Company	19,097	100%	4/5 yr.	$222,300	(7)	$11.64	7/27/2009	7/24/2024
Kohl’s – Monrovia, CA	1	Kohl’s Department Stores, Inc.	76,804	100%	3/5 yr.	1,063,678	(7)	13.85	10/1/2009	1/31/2028
Kohl’s – Rancho Cordova, CA	1	Kohl’s Department Stores, Inc.	76,158	100%	3/5 yr.	600,896	(7)	7.89	10/1/2009	1/31/2028
Harris Teeter – Durham, NC	1	Harris Teeter, Inc.	— (5)	100%	6/5 yr.	280,000		1.05	7/31/2009	11/30/2024
CVS – Southaven, MS	1	Mississippi CVS Pharmacy, LLC	13,225	100%	5/5 yr.	451,237		34.12	7/31/2009	1/31/2035
CVS Portfolio I – Various(9)	1	CVS Pharmacy, Inc./Nevada CVS Pharmacy, LLC/Virginia CVS Pharmacy, LLC/Highland Park CVS, LLC / Missouri CVS Pharmacy, LLC/Hook-SupeRx, LLC	105,529	100%	10/5 yr.	3,441,785		32.61	8/13/2009	1/31/2035
CVS Portfolio II – Various(10)	1	Missouri CVS Pharmacy, LLC/CVS Pharmacy, Inc./Revco Discount Drug Centers, Inc.	52,250	100%	10/5 yr.	1,400,698		26.81	8/14/2009	1/31/2034
Best Buy – Coral Springs, FL	1	Best Buy Stores, LP	52,550	100%	2/5 yr.	483,558	(7)	9.20	8/31/2009	1/31/2022
Best Buy – Lakewood, CO	1	Best Buy Stores, LP	45,976	100%	2/5 yr.	640,446	(7)	13.93	8/31/2009	1/31/2022
Best Buy – Bourbonnais, IL	1	Best Buy Stores, LP	46,996	100%	2/5 yr.	467,610	(7)	9.95	8/31/2009	1/31/2022
Walgreens – Nampa, ID	1	Walgreen Co.	14,490	100%	10/5 yr.	350,000		24.15	9/18/2009	2/29/2034
Walgreens – Grand Junction, CO	1	Walgreen Co.	14,490	100%	10/5 yr.	348,000		24.02	9/30/2009	5/31/2034
Walgreens – St. George, UT	1	Walgreen Co.	14,490	100%	10/5 yr.	496,000		34.23	9/30/2009	1/31/2034
Walgreens – McPherson, KS	1	Walgreen Co.	13,650	100%	10/5 yr.	325,000		23.81	9/30/2009	7/31/2034
Walgreens – Houston, TX	1	Walgreen Co.	13,650	100%	10/5 yr.	452,000		33.11	9/30/2009	3/31/2034
Walgreens – Spearfish, SD	1	Walgreen Co.	14,820	100%	10/5 yr.	395,035		26.66	10/6/2009	7/31/2034
Walgreens – Papillion, NE	1	Walgreen Co.	14,820	100%	10/5 yr.	322,680		21.77	10/6/2009	8/31/2034
Walgreens – Chickasha, OK	1	Walgreen Co.	14,820	100%	10/5 yr.	327,000		22.06	10/14/2009	6/30/2033
Tractor Supply – Irmo, SC	1	Tractor Supply Company	19,097	100%	4/5 yr.	206,000	(7)	10.79	10/15/2009	8/31/2024
Walgreens – Warner Robins, GA	1	Walgreen Co.	14,820	100%	10/5 yr.	320,000		21.59	10/20/2009	10/31/2032
Home Depot – Tucson, AZ	1	Home Depot USA, Inc.	— (5)	100%	5/5 yr.	900,000	(7)	1.92	10/21/2009	1/31/2026
Home Depot – Winchester, VA	1	Home Depot USA, Inc.	465,600	100%	2/5 yr.	2,202,288		4.73	10/21/2009	7/31/2013
						2,466,563		5.30	8/1/2013	7/31/2018
						2,713,219		5.83	8/1/2018	7/31/2023
Walgreens – Goose Creek, SC	1	Walgreen Co.	14,820	100%	10/5 yr.	406,000		27.40	10/29/2009	7/31/2033
L.A. Fitness – Glendale, AZ	1	L.A. Fitness International, LLC	38,000	100%	3/5 yr.	644,100	(6)	16.95	10/30/2009	9/30/2020
Staples – Iowa City, IA	1	Staples the Office Superstore East, Inc.	18,049	100%	4/5 yr.	376,322		20.85	11/13/2009	6/30/2019
University Plaza – Flagstaff, AZ	1	Safeway, Inc.	46,271	28%	5/5 yr.	196,032		4.24	11/17/2009	8/31/2013
	1	Ross Stores, Inc.	29,224	18%	2/5 yr.	251,619		8.61	11/17/2009	1/31/2015
	1	Bed Bath & Beyond, Inc.	20,696	13%	3/5 yr.	196,612		9.50	11/17/2009	1/31/2016
						227,656		11.00	2/1/2016	1/31/2021
	1	Petsmart, Inc.	18,088	11%	3/5 yr.	263,723	(7)	14.58	11/17/2009	1/31/2019
Walgreens – South Bend, IN	1	Walgreen Co.	14,550	100%	10/5 yr.	395,000		27.15	11/18/2009	8/31/2032
LA Fitness – Spring, TX	1	L.A. Fitness International Texas, LP	45,000	100%	3/5 yr.	742,500	(11)	16.50	11/20/2009	12/31/2021
Lowe’s – Kansas City, MO	1	Lowe’s Home	— (5)	100%	6/5 yr.	635,000		1.26	11/20/2009	4/21/2018
		Centers, Inc.				698,500		1.38	4/22/2018	4/21/2028

				% of
			Total	Total		Current		Base Rent
	Number		Square	Square		Annual		per
	of		Feet	Feet	Renewal	Base		Square
Property	Tenants	Major Tenants *	Leased	Leased	Options**	Rent		Foot	Lease Term***

Publix – Birmingham, AL	1	Publix Alabama, LLC	44,271	100%	6/5 yr.	$542,320		$12.25	12/1/2009	11/30/2024
Kohl’s – Columbia, SC	1	Kohl’s Department Stores, Inc.	89,706	100%	6/5 yr.	978,496		10.91	12/7/2009	1/31/2028
Advance Auto – Lubbock, TX	1	Advance Stores Company, Inc.	6,000	100%	3/5 yr.	107,164		17.86	12/16/2009	3/31/2024
Advance Auto – Huntsville, TX	1	Advance Stores Company, Inc.	6,000	100%	3/5 yr.	114,611		19.10	12/16/2009	3/31/2024
Advance Auto – Houston (Aldine), TX	1	Advance Stores Company, Inc.	7,000	100%	3/5 yr.	120,000		17.14	12/16/2009	2/28/2022
Advance Auto – Humble, TX	1	Advance Stores Company, Inc.	7,000	100%	3/5 yr.	130,892		18.70	12/16/2009	9/30/2022
Advance Auto – Webster, TX	1	Advance Stores Company, Inc.	7,000	100%	3/5 yr.	131,305		18.76	12/16/2009	3/31/2023
Advance Auto – Houston (Imperial), TX	1	Advance Stores Company, Inc.	8,000	100%	3/5 yr.	107,537		13.44	12/16/2009	3/31/2023
Advance Auto – Houston (Wallisville), TX	1	Advance Stores Company, Inc.	7,000	100%	3/5 yr.	132,114		18.87	12/16/2009	7/31/2023
Advance Auto – Deer Park, TX	1	Advance Stores Company, Inc.	6,000	100%	3/5 yr.	128,915		21.49	12/16/2009	12/13/2023
Advance Auto – Kingwood, TX	1	Advance Stores Company, Inc.	6,000	100%	3/5 yr.	129,519		21.59	12/16/2009	7/31/2024
Walgreens – Machesney Park, IL	1	Walgreen Co.	14,490	100%	10/5 yr.	336,000		23.19	12/16/2009	8/31/2033
Tractor Supply – Sicklerville, NJ	1	Tractor Supply Company	22,670	100%	4/5 yr.	446,998	(8)	19.72	12/17/2009	11/21/2024
Walgreens – Janesville, WI	1	Walgreen Co.	14,490	100%	10/5 yr.	474,738		32.76	12/18/2009	7/31/2033
Mueller Regional Retail District – Austin, TX	1	Home Depot USA, Inc.	113,341	32%	6/5 yr.	1,814,046	(12)	16.01	12/18/2009	6/30/2028
Walgreens – South Bend (Ironwood), IN	1	Walgreen Co.	14,820	100%	10/5 yr.	475,000		32.05	12/21/2009	10/31/2031
Walgreens – Brooklyn Park, MD	1	Walgreen Co.	14,560	100%	10/5 yr.	390,000		26.79	12/23/2009	1/31/2034
FedEx – Effingham, IL	1	Fed Ex Freight East, Inc.	101,240	100%	2/5 yr.	1,179,139		11.65	12/29/2009	11/30/2013
						1,186,887		11.72	12/1/2013	11/30/2018
						1,194,629		11.80	12/1/2018	11/30/2023
CVS – Meridianville, AL	1	Alabama CVS Pharmacy, LLC	13,225	100%	6/5 yr.	337,238		25.50	12/30/2009	1/31/2034
Walgreens – South Elgin, IL	1	Walgreen Co.	14,490	100%	10/5 yr.	355,000		24.50	12/30/2009	5/31/2027
Walgreens – St. Charles, IL	1	Walgreen Co.	14,490	100%	10/5 yr.	325,000		22.43	12/30/2009	6/30/2027
Town & Country Andrews, TX	1	Stripes LLC	4,656	100%	4/5 yr.	218,880	(13)	47.01	12/30/2009	12/31/2029
Stripes – Pharr, TX	1	Stripes LLC	8,528	100%	4/5 yr.	229,065	(13)	26.86	12/30/2009	12/31/2029
Stripes – Rio Hondo, TX	1	Stripes LLC	6,350	100%	4/5 yr.	237,513	(13)	37.40	12/30/2009	12/31/2029
Stripes – La Feria, TX	1	Stripes LLC	4,950	100%	4/5 yr.	177,342	(13)	35.83	12/30/2009	12/31/2029
Kum & Go – Rogers, AR	1	Kum & Go, LC	3,391	100%	4/5 yr.	178,500	(14)	52.64	12/31/2009	12/31/2029
Kum & Go – Lowell, AR	1	Kum & Go, LC	4,692	100%	4/5 yr.	177,600	(14)	37.85	12/31/2009	12/31/2029
Kum & Go – Bentonville, AR	1	Kum & Go, LC	3,392	100%	4/5 yr.	157,000	(14)	46.29	12/31/2009	12/31/2029
Walgreens – Twin Falls, ID	1	Walgreen Co.	14,820	100%	10/5 yr.	386,250		26.06	1/14/2010	9/30/2034
Walgreens – Loves Park, IL	1	Walgreen Co.	14,490	100%	10/5 yr.	317,225		21.89	1/19/2010	10/31/2033
Walgreens – Framingham, MA	1	Walgreen Eastern Co., Inc.	14,820	100%	10/5 yr.	480,000		32.39	1/19/2010	7/31/2032

*	Major tenants include those tenants that occupy greater than 10.0% of the rentable square feet of their respective property.

**	Represents option renewal period/term of each option.

***	Represents lease term beginning with the later of the purchase date or the rent commencement date through the end of the non-cancellable lease term.

(1)	The Aaron Rents Portfolio II consists of eight single-tenant retail properties, which are subject to a master lease. The initial base rent under the lease increases every five years by 10% of the then-current base rent. For purposes of this presentation, the individual rental rates, terms and escalations are not displayed in the table.

(2)	The Aaron Rents Portfolio III consists of eight single-tenant retail properties, which are subject to a master lease. The initial base rent under the lease increases every five years by 10% of the then-current base rent. For purposes of this presentation, the individual rental rates, terms and escalations are not displayed in the table.

(3)	The Aaron Rents Portfolio IV consists of eight single-tenant retail properties, which are subject to a master lease. One property, Aaron Rents — Texas City, TX, was purchased on August 31, 2009, subsequent to the initial portfolio. The initial base rent under the lease increases every five years by 10% of the then-current base rent. For purposes of this presentation, the individual rental rates, terms and escalations are not displayed in the table.

(4)	The Cracker Barrel Portfolio consists of 15 single-tenant commercial properties, which are subject to individual lease agreements with identical terms. One property, Cracker Barrel — Columbus, GA, was purchased on July 15, 2009, subsequent to the initial portfolio. The initial base rent under the lease increases each year by 1.75% of the then-current base rent. For purposes of this presentation, the individual rental rates, terms and escalations are not displayed in the table.

(5)	Subject to a ground lease.

(6)	The annual base rent under the lease increases every five years by the lesser of the cumulative percentage increase in the Consumer Price Index over the preceding five year period or 10.0% of the then-current annual base rent.

(7)	The annual base rent under the lease increases every five years by 10.0% of the then-current annual base rent.

(8)	The annual base rent under the lease increases every five years by 8.0% of the then-current annual base rent.

(9)	The CVS Portfolio I consists of eight single-tenant retail properties located in Illinois, Indiana, Missouri, Nevada, Texas and Virginia, which were purchased under a sale-lease back agreement, and which are subject to individual lease agreements with identical terms. The annual base rent under the lease increases every five years by 3.0% of the then-current annual base rent.

(10)	The CVS Portfolio II consists of four single-tenant retail properties located in Missouri, North Carolina and Texas, which are subject to individual lease agreements with identical terms. One property, CVS — Lee’s Summit, MO, was purchased on September 29, 2009, subsequent to the initial portfolio.

(11)	The annual base rent under the lease increases every five years by the lesser of the cumulative percentage increase in the Consumer Price Index over the preceding five-year period or $45,000.

(12)	The annual base rent under the lease increases every five years by 5.0% of the then-current annual base rent.

(13)	The annual base rent under the lease increases every five years by the lesser of two times the cumulative percentage increase in the Consumer Price Index over the preceding five-year period or 10%.

(14)	The annual base rent under the lease increases every five years by 7.5% of the then-current annual base rent.

Tenant Lease Expirations

The following table sets forth, as of January 27, 2010, lease expirations of our properties, including the properties described above, for each of the next ten years assuming no renewal options are exercised. For purposes of the table, the “total annual base rent” column represents annualized base rent, based on rent in effect on January 1 of the respective year, for each lease that expires during the respective year.

	Number of	Approx. Square	Total Annual	% of Total
Year Ending December 31,	Leases Expiring	Feet Expiring	Base Rent	Annual Base Rent

2010	1	750	$5,563	0.01%
2011	6	16,368	307,028	0.49%
2012	10	52,074	874,945	1.38%
2013	8	64,057	597,696	0.94%
2014	2	4,163	129,465	0.20%
2015	5	34,426	409,089	0.65%
2016	—	—	—	—%
2017	5	63,212	805,936	1.27%
2018	5	96,722	1,353,852	2.14%
2019	6	55,526	1,149,233	1.82%
2020	4	47,090	882,196	1.39%

	52	434,388	$6,515,003	10.29%

For federal income tax purposes, the aggregate depreciable basis in the properties noted above is approximately $436.7 million. When we calculate depreciation expense for federal income tax purposes, we depreciate buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention and depreciate furnishings and equipment over a twelve-year recovery period. The preliminary depreciable basis in the properties noted above is estimated as follows:

Property	Depreciable Tax Basis

Aaron Rents Portfolio II — Various	$6,974,269
Walgreens — Dunkirk, NY	2,915,199
Aaron Rents Portfolio III — Various	8,421,616
Academy Sports — Laredo, TX	6,973,453
Academy Sports — Bossier City, LA	6,778,217
Academy Sports — Fort Worth, TX	5,897,721
Academy Sports — Montgomery, AL	8,311,613
Aaron Rents Portfolio IV — Various	8,817,142
Cracker Barrel Portfolio — Various	31,946,533
Kohl’s — Tavares, FL	—	(1)
L.A. Fitness — Carmel, IN	6,917,064
HH Gregg — North Charleston, SC	4,065,404
Walgreens — Edmond, OK	3,293,902
Walgreens — Stillwater, OK	3,454,370
Kohl’s — Port Orange, FL	—	(1)
Walgreens — Denton, TX	3,678,604
Tractor Supply — Del Rio, TX	1,784,597
Tractor Supply — Edinburg, TX	2,596,679
Tractor Supply — Roswell, NM	2,015,648
Kohl’s — Monrovia, CA	7,558,937
Kohl’s — Rancho Cordova, CA	4,506,147
Harris Teeter — Durham, NC	—	(1)
CVS — Southaven, MS	3,554,621
CVS Portfolio I — Various	30,052,936
CVS Portfolio II — Various	12,769,473
Best Buy — Coral Springs, FL	3,849,391
Best Buy — Lakewood, CO	6,144,949
Best Buy — Bourbonnais, IL	5,004,539
Walgreens — Nampa, ID	3,450,088
Walgreens — Grand Junction, CO	3,359,288
Walgreens — St. George, UT	4,991,266
Walgreens — McPherson, KS	3,131,243

Property	Depreciable Tax Basis

Walgreens — Houston, TX	$4,066,740
Walgreens — Spearfish, SD	3,937,103
Walgreens — Papillion, NE	3,179,448
Walgreens — Chickasha, OK	3,393,761
Tractor Supply — Irmo, SC	1,881,204
Walgreens — Warner Robins, GA	2,922,949
Home Depot — Tucson, AZ	—	(1)
Home Depot — Winchester, VA	27,508,225
Walgreens — Goose Creek, SC	4,011,148
L.A. Fitness — Glendale, AZ	4,631,560
Staples — Iowa City, IA	3,063,952
University Plaza — Flagstaff, AZ	14,340,393
Walgreens — South Bend, IN	3,822,839
LA Fitness — Spring, TX	6,169,863
Lowe’s — Kansas City, MO	—	(1)
Publix — Birmingham, AL	3,760,136
Kohl’s — Columbia, SC	10,670,081
Advance Auto — Lubbock, TX	1,179,328
Advance Auto — Huntsville, TX	1,216,911
Advance Auto — Houston (Aldine), TX	1,230,545
Advance Auto — Humble, TX	1,255,989
Advance Auto — Webster, TX	1,258,153
Advance Auto — Houston (Imperial), TX	1,134,544
Advance Auto — Houston (Wallisville), TX	1,420,821
Advance Auto — Deer Park, TX	1,304,301
Advance Auto — Kingwood, TX	1,347,123
Walgreens — Machesney Park, IL	3,395,618
Tractor Supply — Sicklerville, NJ	3,950,107
Walgreens — Janesville, WI	4,608,434
Mueller Regional Retail District — Austin, TX	57,981,779
Walgreens — South Bend (Ironwood), IN	4,540,902
Walgreens — Brooklyn Park, MD	3,736,274
FedEx — Effingham, IL	13,134,192
CVS — Meridianville, AL	3,050,327
Walgreens — South Elgin, IL	2,976,575
Walgreens — St. Charles, IL	2,697,964
Town & Country Andrews, TX	2,317,105
Stripes — Pharr, TX	2,155,655
Stripes — Rio Hondo, TX	2,359,956
Stripes — La Feria, TX	1,647,420
Kum & Go — Rogers, AR	1,369,028
Kum & Go — Lowell, AR	1,419,178
Kum & Go — Bentonville, AR	1,331,191
Walgreens — Twin Falls, ID	3,963,371
Walgreens — Loves Park, IL	3,224,751
Walgreens — Framingham, MA	4,873,969

	$436,655,822

(1)	Subject to a ground lease and therefore depreciable basis is not applicable.

Cole Realty Advisors, an affiliate of our advisor, has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the properties listed above. In accordance with the property management agreement, we may pay Cole Realty Advisors (i) up to 2.0% of gross revenues from our single tenant properties and (ii) up to 4.0% of gross revenues from our multi-tenant properties. We currently have no plan for any renovations, improvements or development of the properties listed above and we believe the properties are adequately insured. We intend to obtain adequate insurance coverage for all future properties that we acquire.

Borrowing Policies

The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Investment Objectives and Policies — Borrowing Policies” beginning on page 85 of the prospectus:

We obtained the following mortgage notes in connection with certain property acquisitions subsequent to the respective property purchase date:

		Fixed Rate Loan
Property	Lender	Amount	Fixed Interest Rate		Maturity Date

Walgreens — Tulsa (South Yale Avenue), OK	AVIVA Life & Annuity Company	$2,065,000	6.45%		3/1/2013
Walgreens — Fredericksburg, VA	AVIVA Life & Annuity Company	3,865,000	6.45%		3/1/2013
Wal-Mart /Lowe’s — Las Vegas, NV	AVIVA Life & Annuity Company	14,025,000	6.45%		1/1/2013
Wal-Mart — Albuquerque, NM	AVIVA Life & Annuity Company	9,935,000	6.45%		3/1/2013
Various(1)	Jackson National Life Insurance Company	30,000,000	6.38%		9/1/2019	(2)
Cracker Barrel — Braselton, GA	Wells Fargo, N.A.	1,370,000	5.95	%(3)	8/29/2012
Cracker Barrel — Bremen, GA	Wells Fargo, N.A.	1,220,000	5.95	%(3)	8/29/2012
Cracker Barrel — Columbus, GA	Wells Fargo, N.A.	1,350,000	5.95	%(3)	8/29/2012
Cracker Barrel — Greensboro, NC	Wells Fargo, N.A.	1,360,000	5.95	%(3)	8/29/2012
Cracker Barrel — Mebane, NC	Wells Fargo, N.A.	1,140,000	5.95	%(3)	8/29/2012
Cracker Barrel — Rocky Mount, SC	Wells Fargo, N.A.	1,240,000	5.95	%(3)	8/29/2012
Cracker Barrel — Fort Mill, SC	Wells Fargo, N.A.	1,370,000	5.95	%(3)	8/29/2012
Cracker Barrel — Piedmont, SC	Wells Fargo, N.A.	1,540,000	5.95	%(3)	8/29/2012
Cracker Barrel — Abilene, TX	Wells Fargo, N.A.	1,540,000	5.95	%(3)	8/29/2012
Cracker Barrel — San Antonio, TX	Wells Fargo, N.A.	1,510,000	5.95	%(3)	8/29/2012
Cracker Barrel — Sherman, TX	Wells Fargo, N.A.	1,500,000	5.95	%(3)	8/29/2012
Cracker Barrel — Bristol, VA	Wells Fargo, N.A.	1,150,000	5.95	%(3)	8/29/2012
Cracker Barrel — Emporia, VA	Wells Fargo, N.A.	1,170,000	5.95	%(3)	8/29/2012
Cracker Barrel — Waynesboro, VA	Wells Fargo, N.A.	1,420,000	5.95	%(3)	8/29/2012
Cracker Barrel — Woodstock, VA	Wells Fargo, N.A.	1,120,000	5.95	%(3)	8/29/2012
Various(4)	People’s United Bank	17,500,000	5.75	%(5)	1/1/2017
Various(6)	Jackson National Life Insurance Company	32,000,000	5.54%		1/1/2020	(7)
Mueller Regional Retail District — Austin, TX	AVIVA Life & Annuity Company	34,300,000	6.03%		2/1/2020

		$163,690,000

(1)	The loan is secured by eight single-tenant commercial properties that we own through our subsidiaries with an aggregate purchase price of approximately $58.2 million.

(2)	Jackson National Life Insurance Company can reset the interest rate on September 1, 2013, at which time we can approve the interest rate and the maturity date will be September 1, 2019. If we do not approve the interest rate, the loan may be repaid without penalty on September 1, 2013.

(3)	We executed a swap agreement, effective September 8, 2009, which had the effect of fixing the variable interest rate at 5.95% per annum through the maturity date of the respective loan.

(4)	The loan is secured by two single-tenant commercial properties that we own through our subsidiaries with an aggregate purchase price of approximately $34.0 million.

(5)	We executed a swap agreement, effective December 18, 2009, which had the effect of fixing the variable interest rate at 5.75% per annum through the maturity date of the loan.

(6)	The loan is secured by one multi-tenant and six single-tenant commercial properties that we own through our subsidiaries with an aggregate purchase price of approximately $62.1 million.

(7)	Jackson National Life Insurance Company can reset the interest rate on February 1, 2015, at which time we can approve the interest rate and the maturity date will be January 1, 2020. If we do not approve the interest rate, the loan may be repaid without penalty on February 1, 2015.

The mortgage notes are generally non-recourse to us and CCPT III OP, but both are liable for customary non-recourse carveouts. The mortgage notes may generally be prepaid subject to meeting certain requirements and payment of a prepayment premium as specified in the respective loan agreement. In the event a mortgage note is not paid off on the maturity date, the mortgage loans include default provisions. Upon the occurrence of an event of default, interest on the mortgage notes will accrue at an annual default interest rate equal to the lesser of (a) the maximum rate permitted by applicable law, or (b) the then-current interest rate plus 4.00% to 5.97%.

In connection with the mortgage notes above, we paid our advisor aggregate financing coordination fees equal to approximately $1.6 million.

In addition, we obtained the following revolving loans in connection with certain property acquisitions subsequent to the respective property purchase date:

TCF National Bank Revolving Term Loan

On December 16, 2009, we entered into a secured revolving term loan (the “TCF Loan”) with TCF National Bank providing up to $25.0 million until December 16, 2012. Subsequent to December 16, 2012, the TCF loan converts to an interest-only term loan of $23.0 million, which matures on December 16, 2014. We will be required to repay any borrowings greater than $23.0 million at December 16, 2012. We can elect to pay a variable interest rate equal to one-month LIBO rate plus 350 basis points or the prime rate plus 100 basis points, each with a minimum interest rate of 4.50% per year. We have the right to prepay the outstanding amounts of the TCF Loan, in whole or in part, without premium or penalty provided that prior notice and the payment of accrued interest on the amount prepaid are received by TCF National Bank. The TCF Loan is recourse to us and CCPT III OP, and we fully guaranty the obligations of CCPT III OP. The TCF Loan also includes usual and customary events of default and remedies for facilities of this nature. As of January 27, 2010, the borrowing base under the TCF Loan was approximately $24.5 million based on the underlying collateral pool of nine single-tenant commercial properties that we own through our subsidiaries with an aggregate purchase price of approximately $54.1 million.

As of January 27, 2010, no financing coordination fees have been paid to CR III Advisors in connection with the TCF Loan. In accordance with the advisory agreement between us and CR III Advisors, no financing coordination fees will be paid on loan proceeds from any line of credit until all net offering proceeds received as of the date proceeds from the line of credit are drawn have been invested.

JPMorgan Chase Bank Revolving Credit Facility

On January 6, 2010, we entered into a secured borrowing base revolving credit facility (the “JPMorgan Credit Facility”) with JPMorgan Chase Bank, N.A., JPMorgan Securities Inc. and other lending institutions providing up to $100.0 million until the maturity date of January 6, 2013. Provided we are in compliance with the terms of the JPMorgan Credit Facility and sufficient commitments can be arranged by JPMorgan Chase Bank, we may increase the amount of the JPMorgan Credit Facility to a maximum of $200.0 million. We can elect to pay a variable interest rate equal to one, two or three month LIBO rate plus 350 basis points or the prime rate plus 100 basis points, each with a minimum interest rate of 4.50% per year. We have the right to prepay the outstanding amounts of the JPMorgan Credit Facility, in whole or in part, without premium or penalty provided that prior notice and the payment of accrued interest on the amount prepaid together with an administration fee of $250 are received by JPMorgan Chase Bank. The JPMorgan Credit Facility is recourse to us and CCPT III OP, and we fully guaranty the obligations of CCPT III OP. The JPMorgan Credit Facility also includes usual and customary events of default and remedies for facilities of this nature. As of January 27, 2010, the borrowing base under the JPMorgan Credit Facility was approximately $71.5 million based on the underlying collateral pool of 24 single-tenant commercial properties that we own through our subsidiaries with an aggregate purchase price of approximately $145.5 million.

As of January 27, 2010, no financing coordination fees have been paid to CR III Advisors in connection with the JPMorgan Credit Facility. In accordance with the advisory agreement between us and CR III Advisors, no financing coordination fees will be paid on loan proceeds from any line of credit until all net offering proceeds received as of the date proceeds from the line of credit are drawn have been invested.

Potential Real Property Investments

Our advisor has identified certain properties as potential suitable investments for us. The acquisition of each such property is subject to a number of conditions. A significant condition to acquiring any one of these potential acquisitions is our ability to raise sufficient proceeds in this offering to pay all or a portion of the purchase price. An additional condition to acquiring these properties may be securing debt financing to pay the balance of the purchase price. Such financing may not be available on acceptable terms or at all.

Our evaluation of a property as a potential acquisition, including the appropriate purchase price, may include our consideration of a property condition report; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators.

We decide whether to acquire each property generally based upon:

•	satisfaction of the conditions to the acquisition contained in the contract;

•	no material adverse change occurring relating to the property, the tenant or in the local economic conditions;

•	our receipt of sufficient net proceeds from the offering of our common stock to the public and financing proceeds to make this acquisition; and

•	our receipt of satisfactory due diligence information including the appraisal, environmental reports and tenant and lease information.

Other properties may be identified in the future that we may acquire prior to or instead of these properties. Due to the considerable conditions that must be satisfied in order to acquire these properties, we cannot make any assurances that the closing of these acquisitions is probable. The properties currently identified are listed below. The respective seller of each property is an unaffiliated third party.

			Approximate
		Approximate	Compensation to
Property	Expected Acquisition Date	Purchase Price(1)	Sponsor(2)

Walgreens — Appleton (Meade), WI	February 2010	$3,768,000	$75,360
Walgreens — Appleton (Richmond), WI	February 2010	5,301,000	106,020
O’Reilly Auto Parts — LaPlace, LA	February 2010	1,035,000	20,700
O’Reilly Auto Parts — New Roads, LA	February 2010	831,000	16,620
Walgreens — Jamestown, NC	February 2010	4,900,652	98,013
Walgreens — Lancaster, SC	February 2010	5,897,190	117,944
Walgreens — Greenville, NC	February 2010	6,191,113	123,822
Walgreens — Newport News, VA	February 2010	5,791,484	115,830
CarMax — Garland, TX	February 2010	14,000,000	280,000
Walgreens — Cleveland, OH	February 2010	5,450,000	109,000

(1)	Approximate purchase price does not include acquisition costs, which we expect to be approximately 3.0% of the contract purchase price, which include acquisition fees described in note 2 below.

(2)	Amounts include fees payable to an affiliate of our advisor for acquisition fees in connection with the property acquisition.

The potential property acquisitions are subject to net leases, pursuant to which each tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent.

		Total Square Feet	% of Total Square
Property	Major Tenants*	Leased**	Feet Leased***

Walgreens — Appleton (Meade), WI	Walgreen Co.	16,853	100%
Walgreens — Appleton (Richmond), WI	Walgreen Co.	14,490	100%
O’Reilly Auto Parts — LaPlace, LA	O’Reilly Automotive, Inc.	7,000	100%
O’Reilly Auto Parts — New Roads, LA	O’Reilly Automotive, Inc.	6,800	100%
Walgreens — Jamestown, NC	Walgreen Co.	14,820	100%
Walgreens — Lancaster, SC	Walgreen Co.	14,820	100%
Walgreens — Greenville, NC	Walgreen Co.	14,490	100%
Walgreens — Newport News, VA	Walgreen Co.	14,550	100%
CarMax — Garland, TX	CarMax, Inc.	62,240	100%
Walgreens — Cleveland, OH	Walgreen Co.	14,820	100%

*	Major tenants include those tenants that occupy greater than 10.0% of the rentable square feet of the property.

**	Represents total square feet leased of the property.

***	Represents percentage of total square feet leased of the property.

The table below provides leasing information for the major tenants at each property:

					Base Rent
	Number			Current	per
	of		Renewal	Annual Base	Square
Property	Tenants	Major Tenants *	Options**	Rent	Foot	Lease Term ***

Walgreens — Appleton (Meade), WI	1	Walgreen Co.	10/5 yr.	$296,900	$17.62	9/1/2008	8/31/2033
Walgreens — Appleton (Richmond), WI	1	Walgreen Co.	10/5 yr.	418,000	28.85	9/1/2008	8/31/2033
O’Reilly Auto Parts — LaPlace, LA	1	O’Reilly Automotive, Inc.	3/5 yr.	91,080	13.01	12/1/2008	11/30/2018
				96,540	13.79	12/1/2018	11/30/2028
O’Reilly Auto Parts — New Roads, LA	1	O’Reilly Automotive, Inc.	3/5 yr.	73,200	10.76	7/1/2008	6/30/2018
				77,592	11.41	7/1/2018	6/30/2028
Walgreens — Jamestown, NC	1	Walgreen Co.	10/5 yr.	380,000	25.64	3/27/2005	3/31/2030
Walgreens — Lancaster, SC	1	Walgreen Co.	10/5 yr.	460,000	31.04	1/1/2009	12/31/2033
Walgreens — Greenville, NC	1	Walgreen Co.	10/5 yr.	484,500	33.44	7/1/2009	6/30/2034
Walgreens — Newport News, VA	1	Walgreen Co.	10/5 yr.	448,840	30.85	5/1/2007	4/30/2032
CarMax — Garland, TX	1	CarMax, Inc.	2/10 yr.	1,306,250	20.99	12/10/1999	12/31/2021
Walgreens — Cleveland, OH	1	Walgreen Co.	10/5 yr.	425,000	28.68	1/5/2009	12/31/2034

*	Major tenants include those tenants that occupy greater than 10.0% of the rentable square feet of the property.

**	Represents remaining option renewal periods/term of each option.

***	Represents lease term beginning with the lease commencement date through the end of the non-cancellable lease term.

We expect to purchase the properties with proceeds from our ongoing public offering of common stock and proceeds from previously issued debt. We may use the properties as collateral in future financings.

Selected Financial Data

The following data is added to the prospectus.

The following data should be read in conjunction with our consolidated financial statements and the notes thereto as filed on the Company’s Form 10-Q and incorporated by reference in this prospectus supplement and the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The selected financial data presented below has been derived from our unaudited consolidated financial statements as of September 30, 2009 and for the nine months ended September 30, 2009 and our audited consolidated financial statements as of December 31, 2008 and for the period from January 22, 2008 (date of inception) to December 31, 2008:

Balance Sheet Data:	September 30, 2009	December 31, 2008

Total real estate assets, net	$435,945,990	$—
Cash and cash equivalents	$217,505,378	$172,493
Restricted cash	$1,500,183	$2,849,043
Total assets	$658,861,055	$3,032,829
Escrowed investor proceeds	$1,443,931	$2,849,043
Due to affiliates	$237,541	$—
Acquired below market lease intangibles, net	$12,933,147	$—
Total liabilities	$100,514,256	$2,933,977
Stockholders’ equity	$552,787,924	$98,852

		For the Period From
		January 22, 2008
	Nine Months Ended	(date of inception)
Operating Data:	September 30, 2009	to December 31, 2008

Total revenue	$11,183,930	$—
General and administrative expenses	$1,220,781	$104,769
Property operating expenses	$208,406	$—
Property and asset management expenses	$933,645	$—
Acquisition related expenses	$11,299,339	$
Depreciation and amortization	$2,584,801	$—
Operating loss	$(5,063,042)	$(104,769)
Interest income	$237,155	$3,621
Interest expense	$1,080,012	$—
Net loss	$(5,905,899)	$(101,148)
Modified funds from operations(1)	$7,978,241	$—
Net operating income(2)	$10,736,532	$—
Per share data:
Net loss — basic and diluted	$(.23)	$(5.06)
Weighted average dividends declared	$.51	$—
Weighted average shares outstanding — basic and diluted	26,146,998	20,000

		For the Period From
		January 22, 2008
	Nine Months Ended	(date of inception)
Cash Flow Data:	September 30, 2009	to December 31, 2008

Cash flows used in operations	$(2,622,393)	$(27,507)
Cash flows used in investing activities	$(424,153,002)	$(2,849,043)
Cash flows provided by financing activities	$644,108,280	$3,049,043

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Modified Funds From Operations” incorporated by reference in this prospectus supplement for information regarding why we present modified funds from operations and for a reconciliation of this non-GAAP financial measure to net loss.

(2)	See tables below for a reconciliation of this non-GAAP financial measure to net loss.

Reconciliations of Non-GAAP Financial Measures

The following table presents the historic net operating income derived from our investments in real estate assets for the period indicated:

Nine Months Ended
September 30,
2009

Rental revenue(1)	$11,183,930
Property operating expenses(2)	(208,406)
Property management expenses	(238,992)

Net operating income	$10,736,532

(1)	Rental revenue includes adjustments as defined by GAAP such as straight-line rental revenue, tenant reimbursements and amortization of intangibles related to above and below market leases acquired with real estate.

(2)	The primary property operating expense items are repairs and maintenance, property taxes, and insurance. Property operating expenses exclude depreciation, amortization, acquisition related expenses, general and administrative expenses, interest expense and property and asset management fees.

We consider net operating income (“NOI”), to be an appropriate supplemental performance measure, because NOI reflects the operating performance of our real estate assets and excludes certain items that are not considered to be controllable in connection with management of each property such as depreciation and amortization, general and administrative expenses and interest expense.

NOI is a non-GAAP financial measure and does not represent net income (loss) as defined by GAAP. Net income (loss) as defined by GAAP is the most relevant measure in determining our operating performance because NOI includes adjustments that investors may deem subjective, such as adding back expenses such as interest expense, acquisition related expenses, depreciation and amortization. Accordingly, NOI should not be considered as an alternative to net income (loss) as an indicator of our operating performance.

Our reconciliation of NOI to reported net loss is presented in the following table for the period indicated:

Nine Months Ended
September 30,
2009

Net operating income	$10,736,532
General and administrative	(1,220,781)
Asset management expenses	(694,653)
Acquisition related expenses	(11,299,339)
Depreciation	(1,472,934)
Amortization	(1,111,867)
Interest income	237,155
Interest expense	(1,080,012)

Net loss	$(5,905,899)

Portfolio Information

The following data is added to the prospectus.

Real Estate Portfolio

As of September 30, 2009, we owned 91 properties located in 26 states, comprising approximately 1.7 million gross rentable square feet of commercial space and approximately 5.3 million square feet of land subject to ground leases. As of September 30, 2009, 100% of the rentable space was leased, with a weighted average remaining lease term of approximately 19 years.

As of September 30, 2009, our five highest geographic concentrations, based on annualized gross base rents, were as follows:

				Percentage of 2009
	Total Number of	Rentable Square	2009 Annualized	Annualized Gross
Location	Properties(1)	Feet(2)	Gross Base Rents	Base Rent

Texas	24	444,500	$7,625,316	20%
California	4	152,962	3,678,988	10%
Virginia	9	106,194	3,364,958	9%
Nevada	4	13,625	3,193,928	9%
Florida	4	60,948	2,019,156	5%

	45	778,229	$19,882,346	53%

(1)	Includes eight land parcels subject to ground leases.

(2)	Excludes square feet from properties that are subject to ground leases.

As of September 30, 2009, our five highest tenant industry concentrations, based on annualized gross base rents, were as follows:

				Percentage of 2009
	Total Number of	Rentable Square	2009 Annualized	Annualized Gross
Industry	Leases(1)	Feet(2)	Gross Base Rents	Base Rent

Drugstore	26	355,459	$10,532,997	28%
Restaurant	15	151,493	5,084,638	14%
Department Store	5	254,308	4,136,371	11%
Home Improvement	5	—	4,106,489	11%
Specialty Retail	8	330,094	4,037,992	11%

	59	1,091,354	$27,898,487	75%

(1)	Includes seven land parcels subject to ground leases.

(2)	Excludes square feet from properties that are subject to ground leases.

As of September 30, 2009, our five highest tenant concentrations, based on annualized gross base rents, were as follows:

			Percentage of 2009
	Total Number of	2009 Annualized	Annualized Gross
Tenant	Leases	Gross Base Rents	Base Rent

CVS — Drugstore	14	$5,960,391	16%
Cracker Barrel — Restaurant	15	5,084,638	14%
Walgreens — Drugstore	12	4,572,606	12%
Kohl’s — Department Store(1)	5	4,136,371	11%
Academy Sports — Sporting Goods	4	3,399,802	9%

	50	$23,153,808	62%

(1)	Includes two land parcels subject to ground leases.

Distribution Policy and Distributions

The “Questions and Answers About This Offering — Will I be notified of how my investment is doing?” section on page 5 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

Q:	Will I be notified of how my investment is doing?

A: Yes. We will provide you with periodic updates on the performance of your investment with us, including:

•	three quarterly financial reports;

•	an annual report;

• an annual Form 1099;

• supplements to the prospectus during the offering period; and

•	notification to Maryland residents regarding the sources of their distributions if such distributions are not entirely from our funds from operations, which will be sent via U.S. mail with every third monthly distribution statement and/or check, as applicable.

Except as set forth above, we will provide this information to you via one or more of the following methods, in our discretion and with your consent, if necessary:

•	U.S. mail or other courier;

•	facsimile;

•	electronic delivery, including email and/or CD-ROM; or

•	posting, or providing a link, on our affiliated website, which is www.colecapital.com.

The “Prospectus Summary — Distributions” section on page 15 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

To qualify as a REIT, we are required to make aggregate annual distributions to our stockholders of at least 90% of our annual taxable income (which does not necessarily equal net income as calculated in accordance with accounting principles generally accepted in the United States (“GAAP”)). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. We have not established a minimum distribution level. Distributions are paid to our stockholders as of the record date or dates selected by our board of directors. We expect to declare distributions with a daily record date, and pay distributions monthly. In the event we do not have enough cash to make distributions, we may borrow, use proceeds from this offering, issue additional securities or sell assets in order to fund distributions. Until we are generating operating cash flow sufficient to make distributions to our stockholders, we intend to pay all or a substantial portion of our distributions from the proceeds of this offering or from borrowings, including possible borrowings from our advisor or its affiliates, in anticipation of future cash flow, which may reduce the amount of capital we ultimately invest in properties, and negatively impact the value of your investment. We have paid distributions in excess of our cash flows from operations as defined by GAAP, and we expect to continue to pay distributions in excess of our cash flow from operations during our offering stage. See the section of this prospectus captioned “Description of Shares — Distribution Policy and Distributions” for a description of our distributions.

The “Risk Factors — Risks Related to an Investment in Cole Credit Property Trust III, Inc. — If we pay distributions from sources other than our cash flow from operations, we will have fewer funds available for the acquisition of properties, and your overall return may be reduced” section on page 21 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

If we pay distributions from sources other than our cash flow from operations, we will have fewer funds available for the acquisition of properties, and your overall return may be reduced.

Our organizational documents permit us to make distributions from any source. If we fund distributions from financings or the net proceeds from this offering, we will have fewer funds available for acquiring properties and other investments, and the overall value of your investment may be reduced. Further, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain. In addition, we may make, and have made, distributions prior to generating sufficient cash flow from operations.

As of September 30, 2009, we had paid distributions in excess of our cash flows from operations as defined by GAAP, and we expect to continue to pay distributions in excess of our cash flow from operations during our offering stage.

The first paragraph of the “Description of Shares — Distribution Policy and Distributions” section on page 131 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

We currently pay regular monthly distributions to our stockholders and we intend to continue to pay monthly distributions to our stockholders. We currently calculate our monthly distributions on a daily record and declaration date. Therefore, new investors will be entitled to distributions immediately upon the purchase of their shares. Because substantially all of our operations will be performed indirectly through CCPT III OP, our operating partnership, our ability to pay distributions depends in large part on CCPT III OP’s ability to pay distributions to its partners, including to us. In the event we do not have enough cash from operations to fund the distribution, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from this offering. We have paid distributions in excess of our cash flows from operations as defined by GAAP, and we expect to continue to pay distributions in excess of our cash flow from operations during our offering stage.

The following data supplements, and should be read in conjunction with, the section of our prospectus captioned “Description of Shares — Distribution Policy and Distributions” beginning on page 131 of the prospectus.

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2008

Distributions paid in cash	$2,891,060	$1,147,343	$116,118	$—
Distributions reinvested	4,004,812	1,591,349	156,537	—

Total distributions	$6,895,872	$2,738,692	$272,655	$—

Source of distributions:
Cash flows provided by (used in) operations	$594,247	$(2,017,507)	$(1,199,133)	$—
Proceeds from issuance of common stock	—	4,756,199	1,471,788	—
Proceeds from notes payable	6,301,625	—	—	—

Total sources	$6,895,872	$2,738,692	$272,655	$—

Cash flows provided by and used in operations of approximately $0.6 million, ($2.0 million), and ($1.2 million) for the three months ended September 30, 2009, June 30, 2009, and March 31, 2009, respectively, include approximately $4.7 million, $4.3 million, and $2.3 million, respectively, of real estate acquisition related expenses incurred and expensed during the period in accordance with Accounting Standards Codification 805, Business Combinations. We consider the real estate acquisition related expenses to have been funded by proceeds from our ongoing public offering of shares of our common stock because the expenses were incurred to acquire our real estate investments.

Share Redemption Program

The following data supplements, and should be read in conjunction with, the section of our prospectus captioned “Share Redemption Program” beginning on page 135 of the prospectus.

During the nine months ended September 30, 2009, we redeemed 20,088 shares of common stock for approximately $194,000 ($9.65 per share). As of December 31, 2008, we had not redeemed any shares of common stock. We have honored all redemption requests that comply with the applicable requirements and guidelines of our share redemption program set forth in our prospectus. We have funded and intend to continue funding share redemptions with proceeds from our DRIP.

Compensation Paid to CR III Advisors and its Affiliates

The following data supplements, and should be read in conjunction with, the section of our prospectus captioned “Management Compensation” beginning on page 64 of the prospectus.

The following table summarizes the cumulative compensation, fees and reimbursements we paid to CR III Advisors and its affiliates related to the offering stage. At September 30, 2009, approximately $25,000 of such costs were accrued, as they had been incurred by CR III Advisors and its affiliates, but had not been reimbursed by the Company. No such costs were accrued and owed to CR III Advisors during the period from January 22, 2008 (date of inception) to September 30, 2008.

	As of	As of	As of	As of
Offering Stage:	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008

Selling commissions	$44,117,795	$24,739,853	$8,900,176	$—
Selling commissions reallowed	$44,117,795	$24,739,853	$8,900,176	$—
Dealer manager fee	$12,756,501	$7,054,965	$2,529,792	$—
Dealer manager fee reallowed	$6,084,682	$3,424,664	$1,248,625	$—
Other organization and offering expenses	$9,591,282	$5,312,312	$1,929,854	$—

The following table summarizes the compensation, fees and reimbursements we paid to CR III Advisors and its affiliates related to the acquisitions, operations and liquidation/listing stages during the respective periods. At September 30, 2009, approximately $213,000 of such costs were accrued, as they had been incurred by CR III Advisors and its affiliates, but had not been reimbursed by the Company. No such costs were accrued and owed to CR III Advisors during the period from January 22, 2008 (date of inception) to September 30, 2008.

	For the Three	For the Three	For the Three	For the Three
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2008

Acquisitions and Operations Stage:
Acquisition and advisory fee	$3,455,119	$3,264,024	$1,795,145	$—
Acquisition expenses	$209,783	$72,542	$—	$—
Asset management fees	$422,940	$163,948	$52,878	$—
Property management and leasing fees	$134,737	$44,192	$20,805	$—
Operating expenses	$279,875	$—	$—	$—
Financing coordination fee	$500,000	$298,900	$—	$—
Liquidation/ Listing Stage:
Real estate commissions	$—	$—	$—	$—
Subordinated participation in net sale proceeds	$—	—	$—	$—
Subordinated incentive listing fee	$—	$—	$—	$—

Incorporation by Reference

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the Securities and Exchange Commission, or “SEC.” The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-149290) except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

(1)	Current Report on Form 8-K filed with the SEC on January 6, 2009;

(2)	Current Report on Form 8-K filed with the SEC on January 14, 2009;

(3)	Current Report on Form 8-K filed with the SEC on January 20, 2009;

(4)	Current Report on Form 8-K filed with the SEC on March 18, 2009;

(5)	Current Report on Form 8-K/A filed with the SEC on March 18, 2009;

(6)	Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 31, 2009;

(7)	Current Report on Form 8-K filed with the SEC on April 2, 2009;

(8)	Definitive Proxy Statement filed with the SEC on April 8, 2008 in connection with our Annual Meeting of Stockholders held on May 28, 2009;

(9)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 15, 2009;

(10)	Current Report on Form 8-K filed with the SEC on June 26, 2009;

(11)	Current Report on Form 8-K filed with the SEC on June 30, 2009;

(12)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 14, 2009;

(13)	Current Report on Form 8-K filed with the SEC on September 4, 2009;

(14)	Current Report on Form 8-K filed with the SEC on October 6, 2009;

(15)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 filed with the SEC on November 12, 2009;

(16)	Current Report on Form 8-K filed with the SEC on December 18, 2009;

(17)	Current Report on Form 8-K filed with the SEC on December 23, 2009; and

(18)	Current Report on Form 8-K filed with the SEC on January 11, 2010.

(19)	Current Report on Form 8-K filed with the SEC on January 29, 2010.

All of the documents that we have incorporated by reference into this prospectus are available on the SEC’s website, www.sec.gov. In addition, these documents can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies also can be obtained by mail from the Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

In addition, we will provide to each person, including any beneficial owner of our common stock, to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus, as supplemented, but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, write us at 2555 E. Camelback Rd. Ste. 400, Phoenix, Arizona, 85016, Attention: Investor Relations, or contact our offices at (866) 341-2653. The documents also may be accessed on our website at www.colecapital.com. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

Tenant financial data and pro forma information has not been included in this Post-Effective Amendment as the properties described in this prospectus are not considered significant property acquisitions pursuant to SEC Rule 3-14 of Regulation S-X.

Our Involvement in an Article Dated September 1, 2009 by a Magazine for Investment Advisors

On August 31, 2009, Investment Advisor magazine and its associated on-line publication, Investment Advisor.com, published an article dated September 1, 2009, concerning our company. The article was not prepared by us or reviewed by us prior to its publication, nor were we aware of the publication of the article prior to August 31, 2009. The article contained quotations attributed to the chief marketing officer of our advisor. Investments from readers of the article could expose us to liability under securities laws. Our management believes that, given the targeted audience for the publication, there is only a remote possibility that the ultimate outcome with respect to any such claim would materially adversely affect our operating results, financial position or liquidity. Although we believe the risk of material liability is remote, such assessment depends in part on the level of investments made by readers of the article, of which we cannot be certain. Investors in this offering should rely only on the statements made in the prospectus as supplemented to date in determining whether to purchase our shares.

The published article presented information in isolation and did not contain the information that is material to an investment in our shares, including the risks related to an investment in our company. With the exception of the quotations attributed directly to John Towle, the chief marketing officer of our advisor, the article represents the opinions of the author and the other persons quoted in the article, which we do not adopt or endorse. Investors should rely only on the statements made in our prospectus as supplemented in determining whether to make an investment in us.

We believe the following information is appropriate to clarify or correct information included in the article:

1. We caution that the statements in the article attributed to Mr. Towle that “Cole has been garnering about $80 to $100 million per month in flows” and “in the second quarter, Cole Real Estate Investments was ranked the number one capital raiser in the non-traded REIT space” should not be interpreted as a projection of future sales of shares of our common stock.

2. With respect to Mr. Towle’s reference to our “annualized yield of 6.75%” in the article, our Board of Directors has authorized a daily distribution, based on 365 days in the calendar year, of $0.001849316 per share (which equates to 6.75% on an annualized basis calculated at the current rate, assuming a $10.00 per share purchase price) for stockholders of record as of the close of business on each day of the period commencing on July 1, 2009 and ending on September 30, 2009.

3. We caution that undue emphasis should not be placed on the following statements in the article: “So over the long term this could translate into solid capital appreciation at time of portfolio exit” and [the Company] is “buying brand new assets [properties], and we don’t have to worry about some of the overvaluation that’s happened in the last couple of years.” As with any forward-looking information, these statements and any other forward-looking statements in the article are subject to risks and uncertainties that could cause the actual results to differ materially from those stated. Please read “Cautionary Note Regarding Forward-Looking Statements” and the risks associated with an investment in the offering included in the prospectus as supplemented to date that we have filed with the Securities and Exchange Commission (“SEC”) in connection with the offering.

4. The statement in the article that says, “All properties that Cole had acquired through the end of the second quarter were for cash,” is clarified to note that on June 22, 2009, the Company, through certain of its indirect wholly-owned subsidiaries, borrowed approximately $29.9 million from Aviva Life and Annuity Company (the “Aviva Loans”). The Aviva Loans are collateralized by two single-tenant commercial properties and three parcels of land held by the subsidiaries. In addition, our advisor believes that utilizing borrowing is consistent with our investment objectives and we intend to do so strategically. Please read our borrowing policies and the risks associated with indebtedness included in the prospectus as supplemented to date that we have filed with the SEC in connection with the offering.

5. We caution that undue emphasis should not be placed on the statements “For money that we don’t expect to need for five years or so, we use the non-traded REITs” and “Non-traded REITs offer the “trade off between a little more risk, but a lot more return. CDs are paying 1.5% and 2%, and people just can’t get by with that.” We currently do not have any plans to list our shares or to effect another liquidity event. In addition, our charter does not require us to take measures to effect a liquidity event until ten years after the termination of this offering, and it is possible that our stockholders could approve an extension of the ten year deadline. Investments in CDs, which are insured by the FDIC, have a risk-reward profile that is significantly different from the risk-reward profile of non-traded REITs, including the Company. Please refer to the risks associated with an investment in the offering included in the prospectus as supplemented to date that we have filed with the SEC in connection with the offering.

APPENDIX B

COLE CREDIT PROPERTY TRUST III, INC.	For Prospectus dated April 30, 2009
Subscription Agreement for the Purchase of Common Stock of Cole Credit Property Trust III, Inc.
Please read this Subscription Agreement/Signature Page and the Terms and Conditions before signing.

A - INVESTMENT (a completed Subscription Agreement is required for each initial and additional investment)

1. This subscription is in the amount of	$ and is an	☐ Initial Subscription	or	☐ Additional Subscription
	☐ Check if amount is estimated	(minimum $2,500)		(Minimum $1,000)
2. Payment will be made with	☐ Enclosed check	☐ Funds Wired ☐ Funds to Follow

☐	COLE EMPLOYEE OR COLE AFFILIATE

☐	REGISTERED REPRESENTATIVE NAV PURCHASE (net of selling commission) Representative will not receive selling commission.

☐	RIA (check only if subscription is made through an RIA administered account that has a “wrap” fee or some other fixed billing arrangement. The RIA must be affiliated with a FINRA licensed broker-dealer and the IAR must be properly listed as an agent of the RIA. RIAs not affiliated with a FINRA licensed broker-dealer are not allowed to participate in this offering. The IAR must confirm with the broker-dealer that these are acceptable assets to be held in an RIA program.)

B - TYPE OF OWNERSHIP
1a. NON-QUALIFIED OWNERSHIP
(make check payable to: CCPT III)
☐ Individual Ownership (one signature required)
☐ Joint Tenants with Right of Survivorship (all parties must sign)
☐ Community Property (all parties must sign)
☐ Tenants-in-Common (all parties must sign)
☐ Transfer on Death (Fill out TOD Form to effect designation)
☐ Uniform Gifts to Minors Act or Uniform Transfer to Minors Act
(UGMA/UTMA custodian signature required)

    State of   a Custodian for

☐ Other (specify)

☐ Corporate Ownership (authorized signature and corporate resolution required)

☐ Partnership Ownership (authorized signature and partnership paperwork required)

☐ LLC Ownership (authorized signature and LLC paperwork required)

☐ Pension or Profit Sharing Plan (authorized signature and paperwork required)

     ☐ Taxable     ☐ Exempt under §501A

☐ Trust (trustee or grantor signatures and trust documents required)

     Type: (Specify, i.e., Family, Living Revocable, etc.)
1b. Name of Ownership: (only applies for Trust, Corporation, LLC, Partnership or Pension)

Name of Trust/Other Administrator

Tax ID# (if applicable)   Date Established

2. QUALIFIED OWNERSHIP (make check payable to the custodian and send ALL paperwork directly to the custodian.)

☐ Traditional IRA (custodian signature required)

☐ Roth IRA (custodian signature required)

☐ Simplified Employee Pension/Trust (S.E.P.) (custodian signature required)

☐ Pension or Profit Sharing Plan (custodian signature required)

     ☐ Taxable                    ☐ Exempt under §501A

☐ Non-Qualified Custodian (custodian signature required)

☐ Other (specify)
☐ This is a National Financial Service (NFS) Non-Qualified Custodial Account
☐ This is a Fidelity Non-Qualified Custodial Account
CUSTODIAN INFORMATION Name Mailing Address City State Zip Phone Account # Tax ID # (provided by custodian)
C - INVESTOR INFORMATION (or Trustees if applicable)

1. Investor Name

 Mailing Address   City   State   Zip   Phone   Business Phone   Email Address   Social Security or Tax ID #   Date of Birth   Street Address (if different from mailing address or mailing address is a PO Box)

City State Zip	Co-Investor Name (if applicable) Mailing Address City State Zip Phone Business Phone Email Address Social Security or Tax ID # Date of Birth

2. Interested Party (Optional) If you would like a duplicate copy of all communications the Company sends to you to be sent to an additional party, please complete the following.
Name of Interested Party Mailing Address City State Zip Email Address	Name of Firm Phone Fax

© 2009 Cole Capital Advisors, Inc. All rights reserved.	Mail To:
Regular mail: Cole Credit Property Trust III, Inc., c/o DST, PO Box 219312, Kansas City, MO 64121-9312
Overnight: Cole Credit Property Trust III, Inc., c/o DST, 430 W. 7th St., Kansas City, MO 64105
CCPT III-AGMT-12(11/09)

D - DISTRIBUTION OPTIONS (will default to address of record or IRA if nothing is marked)

1. NON-QUALIFIED OWNERSHIP ACCOUNTS

☐	Mail to address of Record
☐	Distribution Reinvestment Program: Investor elects to participate in the Reinvestment Program described in the Prospectus.
☐	Distributions directed to:	☐ Via Mail (complete information below)	☐ Via Electronic Deposit (ACH — complete information below)

Name of Bank or Individual	☐ Checking (Include voided check) ☐ Savings ☐ Brokerage

Mailing Address	Bank ABA # (for ACH only)

City	State	Zip	Account # (must be filled in)

2.	QUALIFIED OWNERSHIP ACCOUNTS

☐  Mail to Custodial Account
☐  Distribution Reinvestment Program: Investor elects to participate in the Reinvestment Program described in the Prospectus.

My/our signature(s) in Section E below authorizes Cole Credit Property Trust III, Inc. (“Company”) to deposit distributions from my (our) interest in stock of the Company into the account at the financial institution as indicated in this Section D. I further authorize the company to debit this account in the event that the Company erroneously deposits additional funds to which I am not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I withdraw funds erroneously deposited into my account before the Company reverses such deposit, I agree that the Company has the right to retain any future distributions that I am entitled to receive until the erroneously deposited amounts are recovered by the Company. This authorization is to remain in full force and effect until the Company has received written notice from me of the termination of this authorization in time to allow reasonable opportunity to act on it, or until the Company has sent me written notice of termination of this authorization.

E - INVESTOR(S) SIGNATURES: (Investor(s) must initial sections 1-4.)

I hereby acknowledge and/or represent (or in the case of fiduciary accounts, the person authorized to sign on my behalf) the following:

☐	☐ 1.	I have received the prospectus relating to the shares, wherein the terms and conditions of the offering of the shares are described.
☐	☐ 2.	I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000, or that I (we) meet the specific requirements of my (our) state of residence as set forth in the prospectus under “Suitability Standards.” In the case of sales to fiduciary accounts, the specific requirements must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for purchase of the shares.
☐	☐ 3.	I am purchasing the shares for my own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute the Subscription Agreement/Signature Page and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).
☐	☐ 4.	I acknowledge that the shares are not liquid.
☐	☐ 5.	For residents of Alabama only: My (our) liquid net worth is at least 10 times my (our) investment in this or similar programs.
☐	☐ 6.	For residents of California only: I (we) either: (i) have a net worth (excluding home, home furnishing and automobiles) of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment does not exceed ten percent (10%) of my (our) net worth.
☐	☐ 7.	For residents of Kansas only: I (we) acknowledge that it is recommended that I (we) should invest no more than 10% of my liquid net worth in the Shares and the securities of other real estate investment trusts. “Liquid net worth” is that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.
☐	☐ 8.	For residents of Kentucky, Michigan, Oregon, Pennsylvania and Tennessee only: My (our) liquid net worth is at least 10 times my (our) maximum investment in the Company.
☐	☐ 9.	For residents of Iowa and Ohio only: My (our) investment in the Company and all affiliates of the Company does not exceed 10% of my (our) liquid net worth.

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription Agreement/Signature Page is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholdings, and (iii) I am a U.S. person.

NOTICE IS HEREBY GIVEN TO EACH SUBSCRIBER THAT BY EXECUTING THIS AGREEMENT YOU ARE NOT WAIVING ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS.

A SALE OF THE SHARES MAY NOT BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER THE DATE THE SUBSCRIBER RECEIVES THE PROSPECTUS.

I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY OR ANY OTHER DELIVERY METHOD.

Date	Investor’s Signature

Co-Investor’s Signature	Custodian Signature

© 2009 Cole Capital Advisors, Inc. All rights reserved.	Mail To:
Regular mail: Cole Credit Property Trust III, Inc., c/o DST, PO Box 219312, Kansas City, MO 64121-9312
Overnight: Cole Credit Property Trust III, Inc., c/o DST, 430 W. 7th St., Kansas City, MO 64105

CCPT III-AGMT-12(11/09)

F - BROKER/DEALER & REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

1. Name of Registered Representative	2. Name of Broker/Dealer
Mailing Address	Broker/Dealer ID #
City State Zip	Rep ID #
Phone	Broker/Dealer Address
Email Address	City State Zip
Have You Changed Broker/Dealer (since last purchase)? ☐ Yes ☐ No

Signature	Signature
(if applicable)

ELECTRONIC DELIVERY (OPTIONAL)

Instead of receiving paper copies of this Prospectus, our Prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Cole Credit Property Trust III, Inc. If you would like to consent to electronic delivery, including pursuant to CD-ROM or electronic mail, please sign and return this election with your Subscription Agreement.

By signing below, I acknowledge and agree that I will not receive paper copies of any stockholder communications unless (i) I notify Cole that I am revoking this election with respect to all stockholder communications or (ii) I specifically request that Cole send a paper copy of a particular stockholder communication to me. Cole has advised me that I have the right to revoke this election at any time and receive all stockholder communications as paper copies through the mail. I also understand that I have the right to request a paper copy of any stockholder communication.

By electing electronic delivery, I understand that I may incur certain costs associated with spending time on-line and downloading and printing stockholder communications and I may be required to download software to read documents delivered in electronic format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications.

Signature	Date	Email
Joint Signature	Date

© 2009 Cole Capital Advisors, Inc. All rights reserved.	Mail To:
Regular mail:  Cole Credit Property Trust III, Inc., c/o DST, PO Box 219312, Kansas City, MO 64121-9312
Overnight: Cole Credit Property Trust III, Inc., c/o DST, 430 W. 7th St., Kansas City, MO 64105

CCPT III-AGMT-12(11/09)

APPENDIX C

COLE CREDIT PROPERTY TRUST III, INC.	For Prospectus dated April 30, 2009

Additional Investment Subscription Agreement

This form may be used by any current Investor (the “Investor”) in Cole Credit Property Trust III, Inc. (the “Company”), who desires to purchase additional shares of the Company’s common stock pursuant to the Additional Subscription Agreement and who purchased their shares directly from the Company. Investors who acquired shares other than through use of a Subscription Agreement (e.g., through a transfer of ownership or TOD) and who wish to make additional investments must complete the Cole Credit Property Trust III, Inc. Subscription Agreement.

A - INVESTMENT (a completed Subscription Agreement is required for each initial and additional investment)

1.	This subscription is in the amount of $ (Minimum $1,000) ☐ Check if amount is estimated

2.	Payment will be made with ☐ Enclosed check ☐ Funds Wired ☐ Funds to Follow

☐ COLE EMPLOYEE OR COLE AFFILIATE

☐ REGISTERED REPRESENTATIVE NAV PURCHASE (net of selling commission) Representative will not receive selling commission.

☐ RIA (check only if subscription is made through an RIA administered account that has a “wrap” fee or some other fixed billing arrangement. The RIA must be affiliated with a FINRA licensed broker-dealer and the IAR must be properly listed as an agent of the RIA. RIAs not affiliated with a FINRA licensed broker-dealer are not allowed to participate in this offering. The IAR must confirm with the broker-dealer that these are acceptable assets to be held in an RIA program.)

B - INVESTOR INFORMATION (or Trustees if applicable)
CUSTODIAL OWNERSHIP (make check payable to custodian listed and send ALL paperwork directly to the custodian)
NON-CUSTODIAL OWNERSHIP (make check payable to: CCPT III)

1.	Investor Name
Social Security or Taxpayer ID #

	Mailing Address	Date of Birth

	City State Zip	Existing CCPT III Account #

	Phone Business Phone	Street Address (if different from mailing address or mailing address is a PO Box)

Email Address

City State Zip

C - INVESTOR(S) SIGNATURES (Investor(s) must initial sections 1-4):

I hereby acknowledge and/or represent (or in the case of fiduciary accounts, the person authorized to sign on my behalf) the following:

☐	☐ 1.	I have received the prospectus relating to the shares, wherein the terms and conditions of the offering of the shares are described.
☐	☐ 2.	I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000, or that I (we) meet the specific requirements of my (our) state of residence as set forth in the prospectus under “Suitability Standards.” In the case of sales to fiduciary accounts, the specific requirements must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for purchase of the shares.
☐	☐ 3.	I am purchasing the shares for my own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute the Subscription Agreement/Signature Page and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).
☐	☐ 4.	I acknowledge that the shares are not liquid.
☐	☐ 5.	For residents of Alabama only: My (our) liquid net worth is at least 10 times my (our) investment in this or similar programs.
☐	☐ 6.	For residents of California only: I (we) either: (i) have a net worth (excluding home, home furnishing and automobiles) of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment does not exceed ten percent (10%) of my (our) net worth.
☐	☐ 7.	For residents of Kansas only: I (we) acknowledge that it is recommended that I (we) should invest no more than 10% of my liquid net worth in the Shares and the securities of other real estate investment trusts. “Liquid net worth” is that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.
☐	☐ 8.	For residents of Kentucky, Michigan, Oregon, Pennsylvania and Tennessee only: My (our) liquid net worth is at least 10 times my (our) maximum investment in the Company.
☐	☐ 9.	For residents of Iowa and Ohio only: My (our) investment in the Company and all affiliates of the Company does not exceed 10% of my (our) liquid net worth.

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription Agreement/Signature Page is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

NOTICE IS HEREBY GIVEN TO EACH SUBSCRIBER THAT BY EXECUTING THIS AGREEMENT YOU ARE NOT WAIVING ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS.
A SALE OF THE SHARES MAY NOT BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER THE DATE THE SUBSCRIBER RECEIVES THE PROSPECTUS.

I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY OR ANY OTHER DELIVERY METHOD.

Date	Investor’s Signature

Co-Investor’s Signature	Custodian Signature
Have you Changed Broker/Dealer (since last purchase)? ☐ Yes ☐ No
(If yes, complete a registered representative change from)

Registered Representative		Signature	Date
(Printed Name)

© 2009 Cole Capital Advisors, Inc. All rights reserved.	Mail To:
Regular mail:  Cole Credit Property Trust III, Inc., c/o DST, PO Box 219312, Kansas City, MO 64121-9312
Overnight: Cole Credit Property Trust III, Inc., c/o DST, 430 W. 7th St., Kansas City, MO 64105

CCPT III-AGMT-A1-08(11/09)

C-1